CELANESE CORPORATION
FORM PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CELANESE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CELANESE CORPORATION
1601 West Lyndon B. Johnson Freeway
Dallas, Texas 75234

March 25, 2008

Dear Fellow Shareholders:

On behalf of your Board of Directors, I am pleased to invite you to attend the 2008 Annual Meeting of Shareholders of Celanese Corporation. The meeting will be held at 8:00 a.m. (Dallas time) on Thursday, April 24, 2008, at The Crescent Club, 200 Crescent Court — 17th Floor, Dallas, Texas 75201.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items to be considered and acted upon by the shareholders and are first being mailed on or about March 25, 2008. You may also read the notice and Proxy Statement on our website at www.celanese.com/index/ir_index/ir_reports.htm.

To ensure that your shares are represented at the meeting, we urge you to mark your choices on the enclosed proxy card, sign and date the card and return it promptly in the envelope provided. We also offer shareholders the opportunity to vote their shares electronically through the Internet or by telephone. Please see the Proxy Statement and the enclosed proxy card for details about electronic voting options. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the polls close at the meeting.

Sincerely,

David N. Weidman
Chairman and
Chief Executive Officer

i

CELANESE CORPORATION
1601 West Lyndon B. Johnson Freeway
Dallas, Texas 75234

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	April 24, 2008

Time:	8:00 a.m., Central Daylight Time
Place:	The Crescent Club 200 Crescent Court — 17th Floor Dallas, Texas 75201

Items of Business:	(1) To elect Mr. Martin G. McGuinn, Mr. Daniel S. Sanders and Mr. John K. Wulff to serve on our Board of Directors until the 2011 Annual Meeting of Shareholders or until their successors are elected and qualified;

(2) To ratify the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

(3) To transact such other business as may properly come before the meeting.

Record Date:	You are entitled to attend the Annual Meeting and can vote if you were a shareholder of record as of the close of business on March 3, 2008.

Date of Mailing:	This notice and the Proxy Statement are first being mailed to shareholders on or about March 25, 2008.

Our proxy statement is attached. Financial and other information about Celanese Corporation is contained in our Annual Report to Shareholders for the fiscal year ended December 31, 2007.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting

Pursuant to new rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both (i) by sending you this full set of proxy materials, including a proxy card, and (ii) by notifying you of the availability of our proxy materials on the internet. This proxy statement and our Annual Report to Shareholders for the fiscal year ended December 31, 2007 are available at our website, http://www.celanese.com/index/ir_index/ir_reports.htm. In accordance with such rules, this website does not have “cookies” that identify visitors to the website.

By Order of the Board of Directors of
Celanese Corporation

Curtis S. Shaw
Executive Vice President, General Counsel
and Corporate Secretary

Dallas, Texas
March 25, 2008

YOUR VOTE IS IMPORTANT

It is important that your shares are represented and voted at the Annual Meeting. Whether or not you plan to attend the meeting, please mark your choices on the enclosed proxy card, sign and date the card and return it promptly in the envelope provided. We also offer shareholders the opportunity to vote their shares electronically through the Internet or by telephone. Please see the Proxy Statement and the enclosed proxy card for details about electronic voting options. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the polls close at the meeting.

CELANESE CORPORATION
1601 West Lyndon B. Johnson Freeway
Dallas, Texas 75234

PROXY STATEMENT

For the Annual Meeting of Shareholders To Be Held on
April 24, 2008

The Board of Directors (the “Board of Directors” or the “Board”) of Celanese Corporation, a Delaware corporation (“Celanese,” “us,” “Company,” “we” or “our”), solicits the enclosed proxy for use at our 2008 Annual Meeting of Shareholders. The meeting will be held at 8:00 a.m. (Dallas time) on Thursday, April 24, 2008, at The Crescent Club, 200 Crescent Court — 17th Floor, Dallas, Texas 75201. This Proxy Statement contains information about the matters to be voted on at the meeting and the voting process, as well as information about our directors (each, a “director” or collectively, the “directors”) and executive officers. We will bear the expense of soliciting the proxies for the Annual Meeting.

Adoption of Majority Voting Standard in Uncontested Director Elections

On February 8, 2008, the Board of Directors acting upon the recommendation of the Nominating and Corporate Governance Committee of the Board approved an amendment and restatement of the Company’s Amended and Restated By-Laws, effective as of February 8, 2008, to change the vote standard for the election of directors from a plurality to a majority of votes cast in uncontested elections. The amendment states that a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of votes cast.

In connection with this By-Law amendment, the Board also approved and adopted amendments to the Company’s Corporate Governance Guidelines (the “Guidelines”), to provide that the Nominating and Corporate Governance Committee will establish procedures for any director who is not elected to tender his or her resignation. Under the Guidelines, in the event that a director nominee fails to receive the requisite vote, the Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation of such director, or whether other action should be taken. In making its recommendation to the Board, the Nominating and Corporate Governance Committee will be entitled to consider all factors believed relevant by its members. The Board will promptly publicly disclose its decision regarding the director’s resignation offer (including the reason(s) for rejecting the resignation offer, if applicable). If the Board accepts a director’s resignation pursuant to this process, the Nominating and Corporate Governance Committee will recommend to the Board whether to fill such vacancy or reduce the size of the Board.

INFORMATION CONCERNING SOLICITATION AND VOTING

This Proxy Statement and the form of proxy will be mailed on or about March 25, 2008, to shareholders of record and beneficial owners who owned shares of Celanese Series A common stock (the “Common Stock”) at the close of business on March 3, 2008.

Our principal executive offices are located at 1601 West Lyndon B. Johnson Freeway, Dallas, Texas 75234. Directors, officers and regular employees may solicit proxies on behalf of Celanese, without additional compensation, personally or by telephone.

QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will vote upon several important Company matters. In addition, our management will report on the Company’s performance over the last fiscal year and, following the meeting, respond to questions from shareholders.

Who may attend the Annual Meeting?

The Board of Directors set March 3, 2008 as the record date for the Annual Meeting. All shareholders of record and beneficial owners of shares of Common Stock at the close of business on March 3, 2008, or their duly appointed proxies, may attend and vote at the Annual Meeting or any adjournments thereof. For verification of beneficial ownership at the Annual Meeting, you will need to bring personal identification and a copy of your brokerage statement reflecting your share ownership as of March 3, 2008 and check in at the registration desk.

Who may vote at the meeting?

Each shareholder who owned Common Stock at the close of business on March 3, 2008 is entitled to one vote for each share of Common Stock held on all matters to be voted on. At the close of business on the record date, there were 154,766,024 shares of our Common Stock outstanding. We have no outstanding shares of our Series B common stock.

What constitutes a quorum to conduct business at the meeting?

The required quorum for the transaction of business at the Annual Meeting is a majority of shares of Common Stock issued and outstanding on the record date. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter.

How many votes are required to pass a proposal?

The affirmative vote of a majority of the votes present or represented and entitled to vote is required for all proposals and for the election of each director. This means that the director nominees who receive a majority of votes cast will be elected (the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee). Shares not present at the meeting and shares voting “ABSTAIN” have no effect on the election of directors or the proposal to be acted upon at this meeting.

What does it mean to vote by proxy?

By giving your proxy, you give someone else the right to vote your shares in accordance with your instructions. In this way, you assure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the Proxyholders will vote your shares FOR the election of the Board’s nominees and the ratification of public accountants.

How does the Board recommend I vote on the proposals?

The Board recommends votes:

•	FOR the election of each of the nominees for Class I director named in this Proxy Statement, Mr. Martin G. McGuinn, Mr. Daniel S. Sanders and Mr. John K. Wulff; and

•	FOR the ratification of KPMG as our independent registered public accounting firm for fiscal year 2008.

What is the difference between holding and voting shares as a shareholder of record and as a beneficial owner?

Most Celanese shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record.  If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Celanese. As the shareholder of record, you have the right to grant your voting proxy directly to Mr. Steven M. Sterin, our Senior Vice President and Chief Financial Officer, Mr. Curtis S. Shaw, our Executive Vice President, General Counsel and Corporate Secretary, and Mr. Robert L. Villaseñor, our Counsel and Assistant Secretary, collectively (the “Proxyholders”) or to vote in person at the Annual Meeting. Celanese has enclosed or sent a proxy card for you to use.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee (the “Record Holder”), you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your Record Holder, which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting. HOWEVER, SINCE YOU ARE NOT THE SHAREHOLDER OF RECORD, YOU MAY NOT VOTE THESE SHARES IN PERSON AT THE ANNUAL MEETING UNLESS YOU OBTAIN A SIGNED LEGAL PROXY FROM THE RECORD HOLDER GIVING YOU THE RIGHT TO VOTE THE SHARES. Your Record Holder has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

How do I cast my vote?

Each shareholder is entitled to one vote for each share of Common Stock on all matters presented at the Annual Meeting. Shareholders do not have the right to cumulate their votes for the election of directors. Celanese is offering the following methods of voting:

In-Person Voting

Shareholders of Record. Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to vote in person at the Annual Meeting, please bring the enclosed proxy card or proof of identification.

Beneficial Owners. Shares held in street name may be voted in person by you only if you obtain a legal proxy from the Record Holder giving you the right to vote the shares.

EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED ABOVE SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING. SIGNING AND RETURNING THE PROXY CARD OR SUBMITTING THE PROXY BY TELEPHONE OR OVER THE INTERNET DOES NOT AFFECT THE RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING.

Electronic Voting

•	Shareholders of Record. Shareholders of record may vote electronically by telephone by calling 1-800-652-VOTE (8683) or over the Internet by accessing www.investorvote.com. Proxies submitted through the Internet or by telephone through Computershare as described above must be received by 11:59 p.m. Eastern Daylight Time, on April 23, 2008.

•	Beneficial Owners. Beneficial owners may be eligible to vote electronically over the Internet or by telephone if your Record Holder participates in the ADP Investor Communication Services online program. Voter instruction cards will include information for shareholders whose Record Holder is participating in ADP’s program. Proxies submitted through the Internet or by telephone through ADP Investor Communication Services as described above must be received by 11:59 p.m. Eastern Daylight Time, on April 23, 2008.

Proxy Voting Card. Shareholders not wishing to vote electronically or whose proxy voting form does not reference Internet or telephone voting information should complete and return the enclosed proxy voting card.

What happens if additional proposals are presented at the Annual Meeting?

Other than the election of directors and the ratification of the independent registered public accounting firm, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as Proxyholders, Steven M. Sterin, our Senior Vice President and Chief Financial Officer, Curtis S. Shaw, our Executive Vice President, General Counsel and Corporate Secretary, and Robert L. Villaseñor, Counsel and Assistant Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. Under our By-laws, the deadline for notifying us of any additional proposals to be presented at the Annual Meeting has passed and, accordingly, shareholders may not present proposals at the Annual Meeting.

Can I change my vote or revoke my proxy?

If your shares are held in street name through a broker, bank or other nominee, you should contact the holder of your shares regarding how to revoke your proxy.

If you are a shareholder of record, you may change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	signing another proxy card with a later date and returning it to us prior to the Annual Meeting;

•	voting again by telephone or through the Internet prior to 11:59 pm Eastern Daylight Time, on April 23, 2008;

•	giving written notice to the Corporate Secretary of the Company by April 23, 2008; or

•	voting again at the meeting.

Your attendance at the Annual Meeting will not have the effect of revoking a proxy unless you notify our Corporate Secretary in writing before the polls close that you wish to revoke a previous proxy. You may revoke your proxy at any time before the proxy has been voted at the Annual Meeting by taking one of the actions described above.

Who will count the votes?

Representatives of Computershare will count the votes and will serve as the independent inspector of the election.

What if I return my proxy card but do not provide voting instructions?

If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and return a proxy card but do not specify how your shares are to be voted, the persons named as proxies on the proxy card will vote your shares in accordance with the recommendations of the Board provided above.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers and/or our transfer agent, Computershare. Please vote all of these shares. We recommend that you contact your broker and/or Computershare to consolidate as many accounts as possible under the same name and address. Computershare can be contacted at: Computershare Investor Services, P.O. Box 43078, Providence, Rhode Island 02940-3010 and via the website: www.computershare.com.

Will my shares be voted if I do not provide my proxy?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the NYSE rules to cast votes on certain “routine” matters if they do not receive instructions from their customers. The election of directors and ratification of the independent registered accounting firm are considered routine matters for which brokerage firms may vote unvoted shares. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.”

How are abstentions and broker non-votes treated?

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of a controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal as to which the abstention is made. Broker non-votes will be counted toward calculating a quorum, but not have any effect on the outcome of the voting on a proposal.

How can I request copies of the Proxy Materials or information?

If you are a beneficial owner, please contact your Record Holder. If you are a shareholder of record, you may contact our transfer agent:

•	By mail addressed to: Celanese Corporation c/o Computershare Investor Services P.O. Box 43078 Providence, Rhode Island 02940-3010

•	By calling Computershare at: (781) 575-3400

•	By sending us an email to: InvestorRelations@celanese.com

We encourage you to enroll in electronic delivery of our shareholder communications materials. By enrolling in electronic delivery, you can receive our proxy materials and shareholder communications as soon as they are available without waiting for them to arrive in the mail. If you have questions about electronic delivery, please call our transfer agent at the number provided above or your bank or broker.

To enroll in electronic delivery:

•	Shareholder of Record. If you are a shareholder of record (you hold your Celanese shares in your own name through Celanese’s transfer agent, Computershare, or you have stock certificates), visit www.computershare.com to enroll.

•	Beneficial Owner. If you are a beneficial owner (your shares are held by a brokerage firm, a bank or a trustee), visit www.icsdelivery.com to enroll.

Your electronic delivery enrollment will be effective until canceled.

What is “householding”?

We may send a single set of proxy materials and other shareholder communications to any household at which two or more shareholders reside. This process is called “householding.” This reduces duplicate mailings, saves printing and postage costs and conserves natural resources. Proxy materials and other shareholder communications to you may be householded based on your prior express or implied consent.

To change your householding status:

•	Shareholder of Record. If you are a shareholder of record, please use the same contact information provided above under “How can I request copies of the Proxy Materials or information?”

•	Beneficial Owner. If you are a beneficial owner, please submit your request to your stockbroker.

Deadline for receipt of shareholder proposals for 2008 Annual Meeting of Shareholders

A shareholder wishing to submit a proposal to be considered for inclusion in the Proxy Statement and form of proxy relating to the 2009 Annual Meeting of Shareholders must submit the proposal in writing, and the proposal must be received by Celanese at its principal executive office not later than November 27, 2008; a shareholder wishing to make a proposal at the 2009 Annual Meeting of Shareholders must submit a written proposal that is received by Celanese at its principal executive office no earlier than November 27, 2008 and no later than December 27, 2008. If we do not receive notice of your proposal within this time frame, our management will use discretionary authority to vote the shares it represents as the Board of Directors may recommend.

Date of our fiscal year end

This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and also additional information about Celanese, its officers and directors. Some of the information is stated as of the end of fiscal year 2007, and some information is provided as of a more current date. Our fiscal year ends on December 31.

ITEM 1: ELECTION OF DIRECTORS

Director Nominees

Under the Company’s bylaws, a director nominee must receive an affirmative vote from a majority of the shares present at the Company’s annual meeting of shareholders in order to be elected. The Board believes this majority vote standard appropriately gives shareholders a greater voice in the election of directors than does plurality voting. Under Delaware law, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director, until his or her successor is elected and qualified. In order to address this “holdover” issue, Board policy requires an incumbent nominee who fails to receive the required vote to tender a resignation. Following receipt of such a resignation, the Board will act on it within 90 days of the certification of the vote. In considering whether to accept or reject the resignation, the Board will consider all factors it deems relevant, including the underlying reason for the vote result, the director’s contributions to the company during his or her tenure, and the director’s qualifications. The Board may accept or reject the resignation. Only independent directors will participate in the deliberations regarding a tendered resignation.

Our Board of Directors has nominated Mr. Martin G. McGuinn, Mr. Daniel S. Sanders and Mr. John K. Wulff to be elected as Class I directors at the Annual Meeting of Shareholders. The director nominees, Messrs. McGuinn, Sanders and Wulff, have consented to be elected to serve as directors for the term of the Class I directors. Unless otherwise instructed, the Proxyholders will vote the proxies received by them for Celanese’s three nominees named below. If any nominee of Celanese is unable or declines to serve as a director as of the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. If elected, Messrs. McGuinn, Sanders and Wulff will serve until the 2011 Annual Meeting of Shareholders or until their successors are elected and qualified. The names of the nominees and certain information about them as of March 3, 2008 are set forth below:

Martin G. McGuinn, 65, has been a member of our Board of Directors since August 2006. He currently serves as a director and a member of the Audit Committee as well as the Organization and Compensation Committee of The Chubb Corporation. He also serves as a member of the CapGen Financial Advisory Board. He was Chairman and Chief Executive Officer of Mellon Financial Corporation until February 2006, where he spent 25 years in a number of positions. Mr. McGuinn served as Chairman of the Financial Services Roundtable and as the 2005 President of the Federal Reserve Board’s Advisory Council. Mr. McGuinn also serves on several nonprofit boards including the Carnegie Museums of Pittsburgh and the University of Pittsburgh Medical Center.

Daniel S. Sanders, 68, has been a member of our Board of Directors since December 2004. He was President of ExxonMobil Chemical Company and Vice President of ExxonMobil Corporation from December 1999 until his retirement in August 2004. Prior to the merger of Exxon and Mobil, Mr. Sanders served as President of Exxon Chemical Company beginning in January 1999 and as its Executive Vice President beginning in 1998. Mr. Sanders is a member of the Council of Overseers of the Jesse H. Jones Graduate School of Management at Rice University,

the Advisory Board of Furman University and the Board of the Greenville Symphony. He is the past Chairman of the Board of the American Chemistry Council and past Chairman of the Society of Chemical Industry (American Section). He currently serves as a director and member of the Compensation and Governance Committee of Milliken and Co., a director and Chairman of the Compensation and Governance Committee of Arch Chemical and a director, member of the Compensation Committee and Chairman of the Safety, Health and Environmental Committee of Nalco Holding Company. Mr. Sanders is the recipient of the 2005 Chemical Industry Medal awarded by the Society of Chemical Industry (American Section).

John K. Wulff, 59, has been a member of our Board of Directors since August 2006. He has been the non-executive Chairman of the Board of Hercules Incorporated since July 2003. Prior to that, he served as a member of the Financial Accounting Standards Board from July 2001 to June 2003. Mr. Wulff was previously Chief Financial Officer of Union Carbide Corporation from 1996 to 2001. During his fourteen years at Union Carbide, he also served as Vice President and Principal Accounting Officer from January 1989 to December 1995, and Controller from July 1987 to January 1989. Mr. Wulff was also a partner of KPMG and its predecessor firms from 1977 to 1987. He currently serves as director of Moody’s Corporation (where he is Chairman of the Audit Committee), Sunoco Incorporated, Fannie Mae (where he is Chairman of the Nominating and Corporate Governance Committee) and Hercules Incorporated.

Vote Required

Each director must receive a majority of votes cast in favor of his election. Votes withheld from any nominee will effectively be votes against such election.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
“FOR” THE NOMINEES LISTED ABOVE.

Directors Continuing in Office

Class II Directors — Term Expires in 2009

James E. Barlett, 64, has been a member of our Board of Directors since December 2004. He has been Vice-Chairman of TeleTech Holdings, Inc. since October 2001. Mr. Barlett was elected to TeleTech Holdings, Inc.’s Board of Directors in February 2000. He previously served as the Chairman, President and Chief Executive Officer of Galileo International, Inc. Prior to joining Galileo, Mr. Barlett served as Executive Vice President for MasterCard International Corporation and was Executive Vice President for NBD Bancorp. Mr. Barlett serves as a director of TeleTech Holdings, Inc. and Korn/Ferry International, and is also a member of Korn/Ferry’s Audit Committee.

David F. Hoffmeister, 53, has been a member of our Board of Directors since May 2006. Since October 2004 Mr. Hoffmeister has served as Chief Financial Officer, Senior Vice President, Finance at Invitrogen Corporation, a NASDAQ listed company which develops, manufactures and markets research tools for life sciences research, drug discovery, diagnostics and commercial manufacture of biological products. Before joining Invitrogen, Mr. Hoffmeister spent 20 years with McKinsey & Company as a senior partner serving clients in the healthcare, private equity and chemical industries on issues of strategy and organization. From 1998 to 2003, Mr. Hoffmeister was the leader of McKinsey’s North American chemical practice.

Paul H. O’Neill, 72, has been a member of our Board of Directors since December 2004. Mr. O’Neill has been a Special Advisor at Blackstone, LP since March 2003. Prior to that, he served as U.S. Secretary of the Treasury during 2001 and 2002 and was Chief Executive Officer of Alcoa Inc. from 1987 to 1999 and Chairman of the Board from 1987 to 2000. He currently also serves as a director on the board of TRW Automotive Holdings Corp.

Class III Directors — Term Expires in 2010

Mark C. Rohr, 56, has been a member of our Board of Directors since April 2007. He is President and Chief Executive Officer of Albemarle Corporation since October 2002. Rohr served as Albemarle’s President and Chief Operating Officer from January 2000 through September 2002. Previously, Rohr served as Executive Vice President — Operations of Albemarle. Before joining Albemarle, Rohr served as Senior Vice President, Specialty

Chemicals of Occidental Chemical Corporation. Mr. Rohr also serves on the Executive Committee of the American Chemistry Council and the board of the Wildlife Habitat Council.

Farah M. Walters, 63, has been a member of our Board of Directors since May 2007. She serves as President and Chief Executive Officer of QualHealth, LLC, a healthcare consulting firm that designs healthcare delivery models. She also serves as a director and member of the Compensation and Governance Committee and of the Financial Policy Committee for PolyOne Corporation. From 1992 until her retirement in June 2002, Ms. Walters was the President and Chief Executive Officer of University Hospitals Health System and University Hospitals of Cleveland.

David N. Weidman, 52, has been our President, Chief Executive Officer and a member of our Board of Directors since December 2004. He became Chairman of the Board in February 2007. Until October 2004, Mr. Weidman was a member of the Board of Management of Celanese AG and had served as its Vice Chairman since September 2003 and its Chief Operating Officer since January 2002. He joined Celanese AG as the Chief Executive Officer of Celanese Chemicals in September 2000. Before joining Celanese AG, he had been a member of Honeywell/Allied Signal’s Corporate Executive Council and the President of its performance polymers business since 1998. Mr. Weidman joined Allied Signal in 1994 as Vice President and General Manager of Performance Additives and became President and General Manager of Fluorine Products in 1995. Mr. Weidman began his career in the chemical industry with American Cyanamid in 1980, serving as Vice President and General Manager of its fibers division from 1990 to 1994, as Vice President and General Manager of Cyanamid Canada from 1989 to 1990 and as Managing Director of Cyanamid Nordiska in Stockholm, Sweden from 1987 to 1989. He is also a board member and Chairman of the Executive Committee of the American Chemistry Council, board member of the National Advisory Council of the Marriott School of Management, board member of the Society of Chemical Industry, board member of the Conservation Fund and a member of Advancement Counsel for Engineering and Technology for the Ira A. Fulton College of Engineering and Technology.

Directors Not Continuing in Office

Chinh E. Chu, 41, will resign from our Board of Directors as of the date of our 2008 Annual Meeting of Shareholders. Mr. Chu has been a member of our Board of Directors since November 2004. He is a Senior Managing Director of The Blackstone Group L.P., which he joined in 1990. Mr. Chu currently serves on the Boards of Directors of Nalco Holding Company, Graham Packaging Company, FGIC, SunGard Data Systems, Health Markets and Encore Medical.

Director Compensation

The Company uses both cash and stock-based compensation to attract and retain qualified directors to serve on our Board of Directors. In setting the compensation levels, the Company considered the extent of time and the expertise required to serve on our Board. Each non-management director is entitled to (i) an annual cash retainer of $85,000 (paid quarterly) and (ii) an annual equity retainer of $85,000 in restricted stock units (issued at the first regular board meeting following the annual meeting). In addition, the chair of the Nominating and Corporate Governance Committee, Compensation Committee and Environmental, Health and Safety Committee receives an annual fee of $10,000 and the chair of the Audit Committee receives an annual fee of $20,000. Also, all non-management directors are eligible for grants of stock options or restricted stock units.

Director Summary Compensation Table

The table below is a summary of compensation paid and stock options and restricted stock units granted by the Company to non-employee directors for the fiscal year ending December 31, 2007. David N. Weidman is not included in this table as he is an employee of the Company and receives no compensation for his services as director.

								Change in
								Pension
								Value and
								Nonqualified
	Fees Earned or						Non-Equity	Deferred
	Paid in		Stock		Option		Incentive Plan	Compensation	All Other
	Cash		Awards		Awards		Compensation	Earnings	Compensation	Total
Name	($)(1)		($)		($)(3)		($)	($)	($)	($)

Blackstone Management Partners IV, LLC:
Benjamin J. Jenkins, Anjan Mukherjee, James A. Quella, Chinh E. Chu	$268,500	(2)	$85,000	(4)	$56,792	(4)	—	—	—	$410,292
James E. Barlett	$110,000		$85,000		$11,359		—	—	—	$206,359
Paul H. O’Neill	$111,250		$85,000		$11,359		—	—	—	$207,609
Daniel S. Sanders	$112,500		$85,000		$11,359		—	—	—	$208,859
David F. Hoffmeister	$124,500		$85,000		$42,808		—	—	—	$252,308
John K. Wulff	$115,000		$85,000		$40,452		—	—	—	$240,452
Martin G. McGuinn	$107,500		$85,000		$40,452		—	—	—	$232,952
Mark C. Rohr	$75,000		$85,000		$47,368	(5)	—	—	—	$207,368
Farah M. Walters	$49,583		$85,000		$35,094	(6)	—	—	—	$169,677

(1)	Includes payment of an annual retainer and chair fees.

(2)	Includes total combined compensation for Messrs. Jenkins, Mukherjee, Quella and Chu, who each waived all rights to any cash compensation to which they were entitled as directors of the Company, and authorized Blackstone Management Partners IV LLC to receive all such cash payments.

(3)	FAS 123(R) valuation at December 31, 2007 and includes amounts granted in 2005, 2006 and 2007. As of December 31, 2007, each director has the following amounts of options outstanding: James E. Barlett was granted 24,622, of which 24,622 are vested; Paul H. O’Neill was granted 24,622, of which 24,622 are vested; Daniel S. Sanders was granted 24,622, of which 24,622 are vested; David F. Hoffmeister was granted 25,000, of which 6,250 are vested; John K. Wulff was granted 25,000, of which none are vested; Martin G. McGuinn was granted 25,000 of which none are vested; Mark C. Rohr was granted 25,000 of which none are vested; Farah M. Walters was granted 25,000 of which none are vested.

(4)	Includes FAS 123(R) valuation of total combined compensation for Messrs. Jenkins, Mukherjee, Quella and Chu, who each waived all rights to any grants of options of Common Stock and restricted stock units to which they were entitled as directors of the Company and authorized Blackstone Management Partners IV LLC to receive all such option and restricted stock unit grants. None of Messrs. Jenkins, Mukherjee and Quella have acquired any Company stock.

(5)	Granted 25,000 options on April 29, 2007 with a grant date fair value of $300,000.

(6)	Granted 25,000 options on July 25, 2007 with a grant date fair value of $372,000.

ITEM 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG to audit our consolidated financial statements. During fiscal 2007, KPMG served as our independent registered public accounting firm and also provided other audit-related and non-audit services which were approved by the Audit Committee.

Representatives of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from shareholders.

We are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Audit and Related Fees

Aggregate fees billed to the Company and its predecessor during the years ended December 31, 2007 and 2006 by its principal accounting firm KPMG and KPMG affiliates as follows:

	Year Ended December 31,
	2007	2006

Audit Fees(1)	$6,083,000	$8,145,000
Audit-related Fees(2)	323,000	1,636,000
Tax Fees(3)	96,000	556,000
All Other Fees	0	0

Total Fees	6,502,000	10,337,000

(1)	For professional services rendered for the audits of consolidated financial statements of the Company (including the audit of internal controls over financial reporting), statutory audits and the review of the Company’s quarterly consolidated financial statements.

(2)	Primarily for the professional services rendered in connection with secondary offerings, consultation on financial accounting and reporting standards and employee benefit plan audits.

(3)	Primarily for professional fees related to the preparation of tax returns in non-US jurisdictions, assistance with tax audits and appeals and technical assistance.

Audit Committee Pre-approval Policy

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of, and for the pre-approval of all audit, audit-related, tax and nonaudit services to be provided by our independent registered public accounting firm. The Audit Committee has adopted guidelines for preapproval of services to be provided by our independent registered public accounting firm. The Audit Committee has pre-approved certain audit and non-audit services which do not exceed $100,000 per project and $1 million per year in the aggregate. In general, services that are eligible for pre-approval are submitted to the controller (in the case of audit or audit-related services) or vice president, tax (in the case of tax services) for a determination of whether such services satisfy the conditions for pre-approval. Management must report such services to the Audit Committee at its next meeting.

None of the services related to the Audit-related fees or Tax fees described above were approved by the Audit Committee pursuant to a waiver of the pre-approval provisions set forth in applicable SEC rules.

OUR MANAGEMENT TEAM

Set forth below is information regarding current executive officers of the Company who are not also serving as directors:

Jim Alder, 59, has served as our Senior Vice President, Operations and Technical since February 2008. In this capacity he oversees our global manufacturing operations, as well as the Company’s overall productivity efforts, including Six Sigma and operational excellence. Mr. Alder previously served as our Vice President, Operations and Technical from 2000 to February 2008. Prior to 2000, Mr. Alder held various roles within the Company’s manufacturing, research and development, and business management operations. He joined Celanese in 1974 as a process engineer and received a Bachelor of Science degree in Chemical Engineering from MIT in 1970.

Miguel A. Desdin, 41, has served as our Vice President and Controller since July 2007. Mr. Desdin previously served as our Vice President, Business Planning & Analysis from 2005 to July 2007. From 2000 to 2005, Mr. Desdin worked for Great Lakes Chemical Corporation. There he held various leadership positions in the finance organization including Vice President of Finance, Performance Chemicals from 2001 to 2003 and Treasurer from 2004 to 2005. He began his career at AlliedSignal (now Honeywell International). Mr. Desdin received a Bachelor of Science in industrial engineering from the University of Florida in 1988 and an MBA from the University of Pennsylvania’s Wharton School in 1994.

John J. Gallagher III, 43, has served as our Executive Vice President and President, Acetyl Intermediates and Celanese Asia since July 2007. Mr. Gallagher previously served as our Executive Vice President and Chief Financial Officer from August 2005 to July 2007. Prior to joining Celanese, Gallagher was chief executive officer of Great Lakes Chemical Corporation since November 2004. He began his career with Great Lakes Chemical as senior vice president and chief financial officer in May 2001. In 2003 and 2004, he was also responsible for the company’s global supply chain. Before joining Great Lakes Chemical, he was vice president and Chief Financial Officer of UOP LLC, a leading manufacturer of catalysts and licensor of petroleum refining and petrochemical processes, since 1999. Gallagher started his career in the manufacturing industry at AlliedSignal as director of Finance, Mergers and Acquisitions, in February 1995, and became chief financial officer of the AlliedSignal Bendix Vehicle Systems Division in September 1998. Before joining AlliedSignal, he was an M&A consultant at Price Waterhouse LLP. Mr. Gallagher received a Bachelor of Science degree in accounting from the University of Delaware in 1986 and is a Certified Public Accountant. He is a member of the American Institute of Certified Public Accountants.

Sandra Beach Lin, 49, has served as our Executive Vice President and President, Ticona since July 2007. From 2002 to 2007, Ms. Lin was group Vice President, Specialty Materials and Converting, at Avery Dennison Corporation. She has also held global leadership positions at Closure Systems International, a division of Alcoa, and at Honeywell International, including as president of Bendix Commercial Vehicle Systems. Ms. Lin currently serves as a member of the Board of Directors and the Audit and Nominating & Governance Committees of WESCO International, Inc. Ms. Lin received a Bachelor of Arts degree in business administration from the University of Toledo in 1980 and an MBA from the University of Michigan in 1982.

Douglas M. Madden, 55, has served as our Executive Vice President, and President, Acetate, AT Plastics and Emulsions & PVOH since 2006. Mr. Madden previously served as president of Celanese Acetate from October 2003 to 2006. Prior to assuming leadership for Celanese Acetate, Mr. Madden served as vice president and general manager of the acrylates business and head of global supply chain for Celanese Chemicals from 2000 to October 2003. Prior to 2000, Mr. Madden held various vice president level positions in finance, global procurement, and business support with the Hoechst Celanese Life Sciences Group, Celanese Fibers and Celanese Chemicals businesses. In 1990, he served as business director for Ticona’s GUR business and held prior responsibilities as director of quality management for Specialty Products. Madden started his career with American Hoechst Corporation in 1984 as manager of corporate distribution. His prior experience included operational and distribution management with Warner-Lambert and Johnson & Johnson. Mr. Madden received a Bachelor of Science degree in business administration from the University of Illinois.

John A. O’Dwyer, 55, has served as our Executive Vice President, Supply Management since February 2008. Mr. O’Dwyer previously served as our Executive Vice President and President, Acetyl Intermediates from July 2005 to July 2007 and Vice President, Strategic Procurement and Service Management from 2004 to July 2005.

Prior to 2004, Mr. O’Dwyer held various leadership roles with the Company, including director of the acetyl intermediate business line, director for the ethylene oxide/ethylene glycol business line and general sales manager for Asia. From 1987 to 1990, he was based in Frankfurt, Germany where he served as a global solvents marketing manager for two years and in the Hoechst Corporate Strategy Group for one year. Mr. O’Dwyer joined Celanese in 1981 as a sales representative. Mr. O’Dwyer received a Bachelor of Science degree in biology from Loyola University of Chicago and an MBA from Northwestern University.

Kevin Rogan, 55, has served as our Senior Vice President, Human Resources since September 2007. Mr. Rogan joined Celanese in November 2005 as Associate General Counsel and Assistant Secretary. Before joining Celanese, from 2000 through 2005, Mr. Rogan worked at Hunton & Williams, LLP, where he was a partner in the corporate law department. Prior to Hunton & Williams, Mr. Rogan worked in senior legal positions at PepsiCo, Diageo and McKesson. Mr. Rogan received a Bachelor of Arts degree in political science from Yale University in 1974 and a juris doctor degree from Fordham University School of Law in 1978.

Curtis S. Shaw, 59, has been our Executive Vice President, General Counsel and Corporate Secretary since October 2005. Mr. Shaw previously served as Executive Vice President, General Counsel (Americas) and Corporate Secretary from April 2005 to October 2005. Prior to joining Celanese, Mr. Shaw was Executive Vice President, General Counsel and Secretary of Charter Communications, Inc. from 2003 to 2005 and Senior Vice President, General Counsel and Secretary of Charter Communications, Inc. from 1997 to 2003. Mr. Shaw also served as Corporate Counsel to NYNEX Corporation from 1988 to 1996. Mr. Shaw is a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law. Mr. Shaw received a Bachelor of Arts degree with honors in economics from Trinity College in 1970 and a juris doctor degree from Columbia University School of Law in 1973.

Steven M. Sterin, 36, has served as our Senior Vice President and Chief Financial Officer since July 2007. Mr. Sterin previously served as our Vice President, Controller and Principal Accounting Officer from September 2005 to July 2007 and Director of Finance for Celanese Chemicals from 2003 to 2005 and Controller of Celanese Chemicals from 2004 to 2005. Prior to joining Celanese, Mr. Sterin worked for Reichhold, Inc., a subsidiary of Dainnippon Ink and Chemicals, Incorporated, beginning in 1997. There he held a variety of leadership positions in the finance organization before serving as Treasurer from 2000 to 2001 and later as Vice President of Finance, Coating Resins from 2001 to 2003. Mr. Sterin began his career at Price Waterhouse LLP, currently known as PricewaterhouseCoopers LLP. Mr. Sterin, a Certified Public Accountant, graduated from the University of Texas at Austin in May 1995, receiving both a Bachelor of Arts degree in business and a Masters degree in professional accounting.

Jay C. Townsend, 49, has served as our Senior Vice President, Corporate Development since 2007. Mr. Townsend previously served as our Vice President of Business Strategy and Development from 2005 to 2006. Mr. Townsend joined Celanese in 1986 as a Business Analyst and has held several roles of increasing responsibility within the US and Europe. Mr. Townsend received his Bachelor of Science degree in international finance from Widener University in 1980.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transaction Policy

Any new arrangement or an amendment to an existing arrangement with a related person, including any director or director nominee, or executive officer, an immediate family member of a director, director nominee or officer, or any person who owns more than 5% of the Company’s voting securities, requires the review of the Audit Committee. If a member of the Audit Committee has an interest in or is under the influence of the related person, then that member must excuse himself from voting. Management must present the transaction as well as disclose the full extent of the relationship the Company has with the related person to the Audit Committee, and must demonstrate that the arrangement was awarded through a competitive bidding process. Management must also show that the arrangement is at least as favorable to the Company as any comparable arrangement that the Company could obtain from any unrelated party. The Audit Committee may retain independent financial or legal counsel to assist in their evaluation of the proposed arrangement. A majority of the Audit Committee must approve the transaction. Ongoing transactions will undergo an annual review and approval by the Audit Committee.

If the transaction is less than $2 million in the aggregate, and is awarded through a competitive bidding process, the chief executive officer or chief financial officer may approve the transaction and will notify the Audit Committee of the transaction at their next regularly scheduled meeting.

Agreements with Affiliates of The Blackstone Group L.P.

The agreements described below were entered into with affiliates of Blackstone when the Company was still a controlled company under the rules of the NYSE. The agreements expired upon the divestiture by Blackstone of its holdings of Common Stock in May 2007. Although we have not conducted the analysis, the terms of the transactions described below may not have been as favorable to us as the terms obtainable from unrelated third parties.

Transaction and Monitoring Fee Agreement/Sponsor Services Agreement

In April 2004, the Company entered into a transaction and monitoring fee agreement with Blackstone Management Partners IV L.L.C. (“Blackstone IV”), an affiliate of Blackstone.

Under the agreement, Blackstone agreed to provide monitoring services to the Company for a 12-year period, unless terminated earlier by agreement between us and Blackstone or until such time as Blackstone (including its affiliates) direct or indirect ownership of us falls below 10%. These monitoring services included (i) advice regarding the structure, distribution, and timing of debt and equity offerings, (ii) advice regarding our business strategy, (iii) general advice regarding dispositions and/or acquisitions and (iv) other advice directly related or ancillary to the Blackstone Affiliated Companies, as defined below, financial advisory services.

The transaction and monitoring fee agreement was amended and restated, following which it was referred to as the Sponsor Services Agreement. Under this agreement, in the absence of a separate agreement regarding compensation for these types of additional services, Blackstone IV was entitled to receive upon consummation of (i) any such acquisition, disposition or recapitalization a fee equal to 1% of the aggregate enterprise value of the acquired, divested or recapitalized entity or, if such transaction is structured as an asset purchase or sale, 1% of the consideration paid for or received in respect of the assets acquired or disposed of and (ii) any such refinancing, a fee equal to 1% of the aggregate value of the securities subject to such refinancing. In addition, the Company agreed to indemnify Blackstone IV, its affiliates, and their respective partners, members, officers, directors, employees and agents for losses relating to the engagement. Under the sponsor services agreement, we paid fees in the amount of $7 million (for the sale of the Company’s oxo products and derivatives businesses and the acquisition of Acetate Products Limited’s cellulose acetate flake, tow and film business) to Blackstone IV in 2007.

Shareholders’ Agreement

In connection with the acquisition of Celanese AG shares in 2004, the Company and (Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2, Blackstone Capital Partners (Cayman) Ltd. 3 and BA Capital Investors Sidecar Fund, L.P. (“BACI”)) (collectively, the “Blackstone Original Stockholders”) entered into a shareholders’ agreement, which has been subsequently amended. Among other things, the shareholders’ agreement established certain rights and restrictions upon the Blackstone Original Stockholders with respect to our governance, the transfer of shares of the Company’s Common Stock, indemnification and related matters. BACI had been part of the shareholders’ agreement, but the agreement with respect to BACI was terminated as of March 30, 2006. The Company has agreed to indemnify the Blackstone Original Stockholders and their respective affiliates, directors, officers and representatives for losses relating to the acquisition of Celanese AG and other related transactions.

Registration Rights Agreement

In connection with the acquisition of Celanese AG shares, the Company and the Blackstone Original Stockholders entered into a registration rights agreement in 2004, which was subsequently amended, pursuant to which certain of the Blackstone Original Stockholders had the right to request the Company to register the sale of shares of Common Stock held by the Blackstone Original Stockholders into the market from time to time.

As of March 3, 2008, the Blackstone Original Stockholders and their affiliates owned no shares of Common Stock entitled to these registration rights. The Company agreed to indemnify the Blackstone Original Stockholders, their respective affiliates, directors, officers and representatives, and each underwriter and their affiliates, for losses relating to any material misstatement or material omissions of facts in connection with the registration of the Blackstone Original Stockholders’ shares of the Company. In addition, under the terms of the registration rights agreement, we were required to pay all registration expenses (other than underwriting discounts or commissions or transfer taxes) of the Blackstone Original Stockholders. We paid less than $1 million in expenses related to the registration of shares for the Blackstone Original Stockholders during 2007.

Employee Stockholders Agreement

In connection with the issuance of shares to certain of our executive officers, key employees and directors as discussed under “Compensation Discussion and Analysis — Analysis of Compensation Decisions — Long-Term Incentive Compensation — 2004 Stock Incentive Plan,” we entered into a management stockholders agreement with such officers, employees, directors and Blackstone. Among other things, this agreement restricted the transfer by these stockholders of their shares in the Company’s Common Stock, subject to certain exceptions (including the occurrences of a change in control relating to us and the termination of employment of a management stockholder (other than the named executive officers) under certain circumstances), subject to a lock-up period until July 21, 2007.

The above descriptions of the shareholders’ agreement, the registration rights agreement, the sponsor services agreement, and the employee stockholders agreement, as well as the transactions contemplated by those documents, are not complete and are qualified in their entirety by reference to the exhibits of these documents in the Current Report on Form 8-K (File No. 001-32410) filed by the Company on January 28, 2005. The subsequent amendment to the Shareholders’ Agreement is qualified by reference to the exhibit of the document in the Current Report on Form 10-K (File No. 001-32410) filed by the Company on March 31, 2006.

Blackstone Indemnification for Certain of Our Board Members

Those of our current and former Board members who are affiliated with Blackstone may also have indemnification agreements or protections from Blackstone relating to their service on our Board of Directors.

Relationships with Affiliates of Blackstone and Other Related Parties

Blackstone has ownership interests in a broad range of companies (“Portfolio Companies”) and has affiliations with other companies (“Affiliated Companies”). We have entered into commercial transactions in the ordinary course of our business with these Portfolio Companies and Affiliated Companies, including the sale of goods and services and the purchase of goods and services. The largest of these relationships is the payments we paid to affiliates of Nalco Holding Company, a Portfolio Company, in the ordinary course of business for goods and services, which totaled approximately $3.6 million in 2007. No other such transactions or arrangements with Blackstone or its affiliates were of great enough value to be considered material.

We have entered into commercial transactions in the ordinary course of our business with WESCO International, Inc., including the purchase and sale of goods and services in the ordinary course of business, which totaled approximately $1 million in 2007. Ms. Lin is a director of WESCO International, Inc. and serves on its Audit and Nominating & Governance committees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file with the SEC reports of their ownership and changes in their ownership of Common Stock. We received written representations from each such person that no Form 5 was due for 2007. To the best of our knowledge, in 2007, we believe that all required forms were filed on time with the SEC, with the exception of two Forms 4 filed by the Company on behalf of John J. Gallagher III and Steven M. Sterin which were inadvertently filed late. In addition, certain ownership information relating to phantom stock holdings that was inadvertently omitted from the Form 3 filed on behalf of John A. O’Dwyer in 2007 was reported late.

CORPORATE GOVERNANCE

The business and affairs of the Company are managed under the direction of the Board of Directors. The Board believes that good corporate governance is a critical factor in achieving business success and in fulfilling the Board’s responsibilities to shareholders. The Board believes that its practices align management and shareholder interests. Highlights of our corporate governance practices are described below.

Strong corporate governance is an integral part of Celanese’s core values. Our Company’s corporate governance policies and procedures are available on the corporate governance portal of the Company’s investor relations website, www.celanese.com/index/ir_index/ir_corp_governance.htm. The corporate governance portal includes the Company’s Corporate Governance Guidelines, Board Committee Charters, Global Code of Business Conduct, Financial Code of Ethics, and Shareholders Communications with the Board Policy. Printed copies of these documents are available without charge upon request. We provide below specific information regarding certain corporate governance practices.

Composition of the Board of Directors

Our Board of Directors is divided into three classes. The members of each class serve for a three-year term, expiring at the Annual Meeting of Shareholders in the year shown below.

Class I 2008	Class II 2009	Class III 2010

Martin G. McGuinn(1)	James E. Barlett(1)	Chinh E. Chu(5)
Daniel S. Sanders(3)(4)	David F. Hoffmeister(1)	Mark C. Rohr(2)(4)
John K. Wulff(2)	Paul H. O’Neill(3)(4)	Farah M. Walters(2)
David N. Weidman(3)

(1)	Audit Committee

(2)	Compensation Committee

(3)	Environmental, Health and Safety Committee

(4)	Nominating and Corporate Governance Committee

(5)	Resigning effective as of the date of the 2008 Annual Meeting of Shareholders

The Company’s Certificate of Designations of 4.25% Convertible Perpetual Preferred Stock dated January 25, 2005 provides that whenever (i) dividends on any shares of the 4.25% convertible perpetual preferred stock of the Company (“Preferred Stock”) or any other class or series of stock ranking on a parity with the Preferred Stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, or (ii) Celanese fails to pay the redemption price on the date shares of Preferred Stock are called for redemption (whether the redemption is pursuant to the optional redemption provisions or the redemption is in connection with a designated event) then, immediately prior to the next Annual Meeting of Shareholders, the total number of directors constituting the entire Board will automatically be increased by two and, in each case, the holders of shares of Preferred Stock (voting separately as a class with all other series of other Preferred Stock on parity with the Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of such two additional directors at the next Annual Meeting of Shareholders and each subsequent meeting until the redemption price or all dividends accumulated on the Preferred Stock have been fully paid or set aside for payment. Directors elected by the holders of the Preferred Stock shall not be divided into the classes of the Board of Directors and the term of office of all directors elected by the holders of Preferred Stock will terminate immediately upon the termination of the right of the holders of Preferred Stock to vote for directors and upon such termination the total number of directors constituting the entire Board will automatically be reduced by two.

Director Independence

The Board of Directors has adopted a standard of independence for directors. This standard incorporates all of the requirements for director independence contained in the NYSE listing standards. The listing standards of the NYSE require companies listed on the NYSE to have a majority of “independent” directors. The NYSE listing standards generally provide that a director is independent if the Board affirmatively determines that the director has no material relationship with the Company directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In addition, a director is not independent if (1) the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company; (2) the director or a member of the director’s immediate family has received more than $100,000 per year in direct compensation from the Company other than for service as a director or deferred compensation for prior service to the Company; (3) (a) the director or an immediate family member is a partner of the Company’s independent auditor, (b) the director is a current employee of such firm, (c) or the director has an immediate family member who is a current employee of the Company’s independent auditor and who participates in the firm’s audit, assurance or tax compliance practice, or (d) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time; (4) the director or a member of the director’s immediate family is, or has been within the last three years, employed as an executive officer of another company where an executive officer of the Company serves or served on the Compensation Committee; or (5) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other Company’s consolidated gross revenues.

In addition, NYSE listing standards include the requirement that we have a Compensation Committee and a Nominating and Corporate Governance Committee that are each composed of entirely independent directors with written charters addressing the committee’s purpose and responsibilities and that we evaluate annually the performance of these committees.

The Company reviews each of the directors against the Company’s Corporate Governance Guidelines, adopted by the Board, and the independence requirements of the SEC and the NYSE to determine independence. The full text of the Guidelines can be found on the Company’s website, www.celanese.com/index/ir_index/ir_corp_governance.htm. The Board considers transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates.

The Board has affirmatively determined that Messrs. Barlett, Hoffmeister, McGuinn, O’Neill, Rohr, Sanders and Wulff and Ms. Walters are independent of the Company and its management under the NYSE listing standards.

Board Meetings in 2007

Each of our directors is expected to devote sufficient time and attention to his or her duties and to attend all Board, committee and shareholders’ meetings. The Board of Directors held eight meetings and executed eight unanimous written consents in lieu of meetings during 2007. All directors attended at least 75% of the meetings of the Board and of the committees on which they served during the fiscal year ended December 31, 2007. All of our continuing directors attended the Annual Meeting of Shareholders in 2007.

Executive Sessions of Non-Management Directors

The non-management directors convene executive sessions at least quarterly. The director responsible for presiding over the meetings of non-management directors during the period from the 2007 Annual Meeting of Shareholders through the 2008 Annual Meeting of Shareholders was Mr. Hoffmeister. The director responsible for presiding over the meetings of non-management directors during the period from the 2008 Annual Meeting of Shareholders through the 2009 Annual Meeting of Shareholders is Mr. Wulff.

Committees of the Board

The Board of Directors has standing Audit; Compensation; Environmental, Health and Safety; and Nominating and Corporate Governance Committees. The Executive Committee was disbanded in February 2007.

Audit Committee

The Company’s Audit Committee is comprised of Messrs. Hoffmeister (Chairman), Barlett and McGuinn, all of whom the Board has affirmatively determined are independent of the Company and its management under the rules of the NYSE and the Securities and Exchange Commission (the “SEC”). The Board has also determined that all members of the Committee are independent and “financial experts” as the term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee held six formal meetings during 2007. The Board of Directors revised the Audit Committee Charter on November 2, 2006. The complete text of the Audit Committee Charter can be downloaded from the Company’s investor relations website, www.celanese.com/index/ir_index/ir_corp_governance.

The responsibilities of the Audit Committee include, but are not limited to:

•	Appointment, compensation and oversight of the work of the Company’s independent auditors, including approval of all non-audit services;

•	Oversight of accounting and reporting practices of the Company and compliance with legal and regulatory requirements regarding such accounting and reporting practices;

•	Oversight of the quality and integrity of the financial statements of the Company;

•	Oversight of internal control and compliance programs to ensure completeness of coverage, effective use of audit resources, the performance of internal audit and the internal audit department’s staffing, budget and responsibilities;

•	Reviewing with management the Company’s risk assessment and risk management policies and the resulting internal audit plan;

•	Reviewing with management and independent auditors the financial statements to be included in the Company’s annual report on Form 10-K and the quarterly reports on Form 10-Q, including disclosure under Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	Developing general guidelines for earnings releases provided to analysts and rating agencies, and monitors compliance with such guidelines;

•	Reviewing significant accounting, auditing and internal control issues;

•	Reviewing with management significant accounting policy changes or applicable new accounting or reporting standards;

•	Establishing procedures for employee complaints and resolution of such complaints;

•	Reviewing and reporting to the Board on any material related party transactions; and

•	Reviewing the Code of Business Conduct with the chief compliance officer and director of internal audit and monitoring compliance with the business conduct policy, including any investigation and follow up regarding any irregularities.

Report of the Audit Committee

The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities with respect to the external reporting process and the adequacy of the Company’s internal controls. Specific responsibilities of the committee are set forth in the revised Audit Committee Charter adopted by the Board on November 2, 2006.

Company management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm KPMG is responsible for performing an independent audit of the

Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States. The committee monitors the Company’s financial reporting process and reports to the Board of Directors on its findings.

The committee reviewed and discussed with Company management and KPMG the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. The committee has received from KPMG the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG its independence.

The committee has also considered whether the provision to the Company by KPMG of limited non-audit services is compatible with maintaining the independence of KPMG. The committee has satisfied itself as to the independence of KPMG.

Based on the committee’s review of the audited consolidated financial statements of the Company, and on the committee’s discussion with Company management and with KPMG, the committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

This report was submitted by the Audit Committee,

David F. Hoffmeister, Chairman
Martin G. McGuinn
James E. Barlett

Compensation Committee

The Company’s Compensation Committee is comprised of Mr. Wulff (Chairman), Mr. Rohr, and Ms. Walters. The Board has determined that all members of the Committee are independent. During 2007, the Compensation Committee held seven formal meetings, received and reviewed packages of relevant materials with respect to compensation issues, and executed five unanimous written consents in lieu of meetings. The Board of Directors revised the Compensation Committee Charter on November 2, 2006. The complete text of the Compensation Committee Charter can be viewed and downloaded from the Company’s investor relations website, www.celanese.com/index/ir_index/ir_corp_governance. A description of the Compensation Committee’s processes and procedures for determining executive compensation is more fully described in “Compensation Discussion and Analysis.”

The responsibilities of the Compensation Committee include, but are not limited to:

•	Review and approval of the compensation of the Company’s executive officers;

•	Review and approval annually of the corporate goals and objectives relevant to the compensation of the CEO, and evaluation of the CEO’s performance and compensation in light of such established goals and objectives;

•	Preparation of a report on executive compensation to be included in the Company’s annual proxy statement;

•	Oversight of the development and implementation of succession plans for the CEO and the other key executives;

•	Establishment of the compensation policies for the Company consistent with corporate objectives and shareholder interests;

•	Approval annually of the compensation level for the CEO in accordance with employment and compensation agreements;

•	Evaluation of the performance of officers other than the CEO;

•	Review and recommendation of any modifications to Company compensation programs;

•	Approval of any incentive and equity-based compensation plans of the Company;

•	Administration of all plans including stock option, restricted stock and deferred stock plans; and

•	Review and approval of any modifications to employee retirement plans.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during 2007 employed as an employee or officer of Celanese Corporation or had any relationship with Celanese Corporation requiring disclosure as a related-party transaction. Mr. Chu served as a member of the Compensation Committee from January 2005 to April 2007 and previously held various offices with the Company and/or its subsidiaries as described below:

•	Mr. Chu served as Chief Executive Officer of Celanese Corporation in November — December 2004.

•	Mr. Chu was President of BCP Crystal US Holdings Corporation from March 23, 2004 until December 15, 2004. BCP Crystal US Holdings Corporation is an indirect wholly-owned subsidiary of the Company. Mr. Chu received no compensation for his role as officer of BCP Crystal US Holdings Corporation.

•	Mr. Chu, was President, Secretary of Crystal US Sub 3 Corp. from September 16, 2004 until January 20, 2005. Crystal US Sub 3 Corp. is an indirect wholly-owned subsidiary of the Company. Mr. Chu received no compensation for his role as officer of Crystal US Sub 3 Corp.

In addition, no executive officer of Celanese Corporation has served on the board of directors or compensation committee of any other entity that has one or more executive officers who served as a member of our board of directors of Compensation Committee during 2007.

Environmental, Health and Safety Committee

The Company’s Environmental, Health and Safety Committee is comprised of Messrs. O’Neill (Chairman), Sanders and Weidman. The Committee assists the Board in fulfilling its oversight duties, while Company management retains responsibility for assuring compliance with applicable environmental, health and safety laws and regulations. The Environmental, Health and Safety Committee held two formal meetings during 2007. The Board of Directors adopted the Environmental, Health and Safety Committee Charter on November 2, 2006, and the complete text can be viewed and downloaded from the Company’s investor relations website, www.celanese.com/index/ir_index/ir_corp_governance.

The responsibilities of the Environmental, Health and Safety Committee include, but are not limited to the oversight and review of:

•	Status of the Company’s environmental, health, and personnel and process safety policies and performance, including activities designed to assure compliance with applicable laws and regulations;

•	Emerging environmental, health and safety issues and the potential impact on the Company;

•	Product stewardship practices and use of good science to manage product risks including the safe manufacture, distribution, use and disposal of products;

•	Advocacy activities and relationships with government and regulatory authorities; and

•	Policies and programs that promote the Company’s social responsibility and sustainability.

Nominating and Corporate Governance Committee

The Company’s Nominating and Corporate Governance Committee is comprised of Messrs. Sanders (Chairman), Rohr and O’Neill. The Nominating and Corporate Governance Committee held two formal meetings during 2007 and executed five unanimous written consents in lieu of meetings. The Board of Directors revised the Nominating and Corporate Governance Charter on November 2, 2006, and the complete text can be viewed and downloaded from the Company’s investor relations website, www.celanese.com/index/ir_index/ir_corp_governance.

The responsibilities of the Nominating and Corporate Governance Committee include, but are not limited to:

•	Identifying, screening and reviewing individuals qualified to serve as directors and recommending candidates for nomination for election at the Annual Meeting of Shareholders or to fill Board vacancies;

•	Developing and recommending to the Board and overseeing implementation of the Company’s Corporate Governance Guidelines;

•	Overseeing evaluations of the Board;

•	Recommending to the Board nominees for the Committees of the Board;

•	Overseeing the implementation and effectiveness of the Company’s policies and procedures for identifying and reviewing Board nominee candidates;

•	Establishing procedures for and administering annual performance evaluations of the Board, individual Board members and their Committees by their membership, which will include an annual self-evaluation of the role and performance of the Board;

•	Reviewing periodically the size and make-up of the Board and Board Committees and recommending to the Board any appropriate changes;

•	Overseeing the implementation and effectiveness of the Corporate Governance Guidelines and recommending modifications as appropriate; and

•	Reviewing and recommending to the Board for approval any changes in the compensation of directors.

Candidates for the Board

The Board of Directors and the Nominating and Corporate Governance Committee consider candidates for Board membership suggested by the Board or Nominating and Corporate Governance Committee members, as well as by management and shareholders. The Nominating and Corporate Governance Committee’s charter provides that it may retain a third-party executive search firm to identify candidates from time to time.

The Nominating and Corporate Governance Committee has not established any special qualifications or minimum criteria for director nominations; however, the Board’s and Nominating and Corporate Governance Committees’ assessment of a proposed candidate will include a review of the person’s judgment, experience, independence, understanding of the Company’s business or other related industries and such other factors as the Nominating and Corporate Governance Committee determines are relevant in light of the needs of the Board of Directors. The Nominating and Corporate Governance Committee believes that its nominees should reflect a diversity of experience, gender, race, ethnicity and age. The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees.

The Nominating and Corporate Governance Committee will consider recommendations for director nominees made by shareholders if the individual recommended meets the minimum criteria set forth by the Board in its Corporate Governance Guidelines. Shareholder recommendations should be sent no later than November 27, 2008 to the Corporate Secretary, Celanese Corporation, Board of Directors, 1601 West Lyndon B. Johnson Freeway, Dallas, Texas 75234 and must include detailed information regarding the qualifications of the individual.

The Nominating and Corporate Governance Committee considers individuals recommended by shareholders in the same manner and to the same extent as it considers director nominees identified by other means. The Chairman of the Nominating and Corporate Governance Committee will make exploratory contacts with those nominees whose skills, experiences, qualifications and personal attributes satisfy those that the Nominating and Corporate Governance Committee has identified as essential for a nominee to possess, as described above. Then, an opportunity will be arranged for the members of the Nominating and Corporate Governance Committee or as many members as can do so to meet the potential nominees. The Nominating and Corporate Governance Committee will then select a nominee to recommend to the Board of Directors for consideration and appointment. Board members appointed in this manner will serve, absent unusual circumstances, until their election by our shareholders at the next annual meeting of shareholders. The Board and the Nominating and Corporate Governance Committee have not received director nominations from any shareholders outside the Board or the Nominating and Corporate Governance Committee.

Executive Committee

The Company’s Executive Committee was comprised of Messrs. Chu (Chairman), Weidman and Jenkins prior to its dissolution in February 2007. The Executive Committee was responsible for exercising all of the powers of the Board of Directors during intervals between meetings, except for those powers delegated to other committees of the Board of Directors and powers that may not be delegated to a committee of the Board of Directors under Delaware law. The Executive Committee held no formal meetings, and executed one unanimous written consent in lieu of meetings, during 2007.

Shareholder Communications with the Board

The Board of Directors has adopted the following procedure in accordance with the requirements of the SEC for shareholders to communicate with the Board and its members. Shareholders and other parties interested in communicating directly with the non-management directors as a group or the Board may do so by sending their communications to:

Celanese Corporation
Board of Directors
1601 West Lyndon B. Johnson Freeway
Dallas, Texas 75234
Attn: Corporate Secretary

All shareholder communications received by the Corporate Secretary will be delivered to one or more members of the Board as appropriate, as determined by the Corporate Secretary. Notwithstanding the foregoing, the Corporate Secretary will maintain for the benefit of the Board, for a period of two years following the receipt of any communication, a record of all shareholder communications received in compliance with this policy.

Members of the Board may review this record of shareholder communications upon their request to the Corporate Secretary. In addition, the receipt of any accounting, internal controls or audit-related complaints or concerns will be directed to the Chairman of the Audit Committee.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion & Analysis

Executive Compensation Overview

The compensation committee determines our compensation objectives, philosophies and practices. As more fully described in its charter (available online at http://www.celanese.com/celanese_compensation_committee_charter.pdf), the compensation committee’s primary duties are to:

•	establish executive compensation policies consistent with corporate objectives and shareholder interests;

•	annually review and approve performance measures and targets for executive officers;

•	review on a periodic basis our executive compensation programs, including any management incentive compensation plans, to determine whether they are appropriate, properly coordinated and achieve their intended purpose, and recommend to the Board any appropriate modification or new plans or programs; and

•	prepare a report to be included in the Company’s annual proxy statement, in accordance with applicable rules and regulations.

The compensation committee is advised on these matters by select members of our senior management as well as an independent compensation consultant retained by the committee.

Our current compensation committee is composed of independent members (as defined by NYSE requirements) that were elected in April 2007. Prior to that time, we were exempt from the NYSE requirement that our compensation committee be composed entirely of independent directors, although a majority of the members of the compensation committee have been independent directors since August 14, 2006.

Executive Compensation Objectives

Legacy Private-Equity Compensation Objectives

In April 2004, several investment funds managed by Blackstone completed the acquisition of approximately 84% of the ordinary shares of Celanese AG (the predecessor to Celanese GmbH) pursuant to a voluntary tender offer. In October 2004, Blackstone completed an organizational restructuring, following which the Company became the ultimate parent of Celanese AG. In January 2005, Blackstone sponsored an initial public offering, or IPO, of shares of our common stock. As a result of the Blackstone acquisition, restructuring and IPO, the executive officers of the formerly private Celanese AG became executive officers of our public company.

Prior to the IPO, some elements of our compensation structure were specifically designed in a private-equity context to reward financial performance over a 5-year period of time. In particular, our compensation committee designed certain elements of our compensation plans (i) to reward senior management for the successful completion of our organizational restructuring and for the Company’s financial performance prior to Blackstone’s exit from the Company and (ii) to retain senior management and compensate them for the risks involved in participating in a highly-leveraged private-equity transaction and for the loss of certain compensation programs previously provided by Celanese AG. Such elements included our 2004 deferred compensation plan, which is a non-equity long term incentive plan providing performance-based compensation for certain executive officers over a period of 5 years following our IPO, and stock option grants under our 2004 stock incentive plan.

Post-IPO Compensation Objectives

Following the successful completion of our IPO in 2005, we have sought to modify the compensation programs to permit greater differentiation in annual incentive awards for superior individual performance and to increase the linkage of long-term incentives to shareholder value creation. Going forward, our programs are designed to provide significant variability in annual cash incentives based on individual and Company performance and in long-term incentives based upon total shareholder return. At the same time, the programs are intended to be sufficiently competitive to peer companies so as to attract and retain highly qualified personnel. The specific objectives of our compensation policies and programs for named executive officers and other senior officers are to:

•	provide incentive for individual, business unit and Company performance at or above established short-term and long-term targets;

•	align individual performance with our Company performance;

•	increase shareholder value; and

•	attract, retain and motivate qualified executives critical to our success.

In order to achieve these objectives, we have designed our executive compensation to:

•	be competitive with our peer companies in executive compensation;

•	reward performance by linking executive compensation to (i) Company, and when appropriate business unit, performance and (ii) achievement of individual goals;

•	encourage long-term increases in shareholder value by delivering a significant portion of executive compensation in the form of stock options and other equity-linked instruments; and

•	align management and shareholder interests by expecting executives to own equity in the Company.

Decision-Making Process

As more fully described in its charter, the compensation committee has responsibility for: (i) the review and approval of corporate goals and objectives relevant to the compensation of our CEO and other executive officers, (ii) the evaluation of the performance of our CEO and other executive officers in light of his or her goals and objectives; (iii) the review and final approval of the compensation of our CEO and other executive officers; (iv) the review and approval of incentive and equity-based compensation plans and all grants of awards under such plans, and (v) the oversight of the succession plans for the CEO and other key employees.

The Role of Consultants in Making Decisions

In November 2006, the compensation committee retained an independent outside compensation consultant, Pearl Meyer & Partners, to advise the committee in connection with executive compensation matters. During 2007, Pearl Meyer & Partners regularly attended compensation committee meetings as requested by its chair, Mr. Wulff, and reported directly to the compensation committee. During 2007, the committee requested Pearl Meyer & Partners to:

•	review the composition of our peer group and recommend modifications;

•	conduct an analysis of executive compensation and assess how target and actual compensation aligned with the Company’s executive compensation objectives and philosophies;

•	provide market data, historical compensation information, internal equity comparisons, practices and recommendations regarding appropriate comparator groups, compensation trends and compensation strategy;

•	provide recommendations regarding the revised deferred compensation plan offered to certain executive officers;

•	design stock ownership guidelines for executive officers; and

•	provide information with respect to levels of executive compensation at comparable companies.

In carrying out these tasks on behalf of the compensation committee, Pearl Meyer & Partners consulted with employees, including the CEO and the Senior Vice President of Human Resources, as necessary and appropriate.

In December 2007, the compensation committee retained Mercer to replace Pearl Meyer & Partners as its outside compensation consultant. In this role Mercer has and will continue to provide the compensation committee with market data, historical compensation information, internal equity comparisons, best practices and recommendations regarding appropriate comparator groups, compensation trends and compensation strategy. Mercer does not provide any material services to the Company or its senior management other than those provided in connection with its engagement by the compensation committee.

The Role of Management in Making Decisions

The compensation committee regularly meets with the CEO and the Senior Vice President of Human Resources to receive reports and recommendations regarding the compensation of our executive officers other than the CEO. In particular, at the commencement of 2007 the CEO submitted recommendations to the committee on the base salary to be offered to each executive officer for 2007. These recommendations were developed in consultation with the Senior Vice President of Human Resources and accompanied by market data prepared by our compensation consultant. In addition, at the meeting of the committee in February 2008, Mr. Weidman submitted recommendations to the committee on the actual payout percentage of the 2007 annual performance bonus award for each executive officer. Such recommendations were based on Mr. Weidman’s assessment of (i) such executive officer’s contribution to the achievement of the Company’s goals and objectives and (ii) such officer’s achievement of his or her individual goals and objectives. Mr. Weidman does not make any recommendations to the compensation committee regarding his own compensation. Although the compensation committee considered Mr. Weidman’s recommendations, the final decisions regarding both the base salary and the actual payout percentage of the annual performance bonus award of each executive officer were made by the compensation committee.

The compensation committee has also delegated authority to the CEO and the Senior Vice President of Human Resources to make provisional offers of stock option awards under the 2004 stock incentive plan to new hires, promoted employees and new directors, including our named executive officers, up to a maximum of 75,000 options per individual award. Such offers are subject to the approval of the compensation committee at the regularly scheduled compensation committee meeting following the date that such individual is hired, appointed or elected. The awards are not effective until such approval is given.

Determining Executive Compensation at Celanese

We offer a total executive compensation program that consists of base salary, annual performance bonus awards, long-term incentive compensation, including equity compensation, and other benefits. Our compensation setting process consists of establishing overall target compensation for each executive officer and then allocating that compensation between base salary, performance bonus award and incentive compensation. A significant portion of the total compensation of our CEO and other executive officers is performance-based, and compensation opportunities are designed to create incentives for target and above-target performance, as well as significant consequences for below-target performance, with respect to the achievement of Company and individual goals.

Total Compensation

In reviewing and determining the overall compensation level for each of our executive officers in 2007, the compensation committee considered executive compensation surveys prepared by Pearl Meyer & Partners. The surveys outlined compensation data and practices from a targeted group of peer chemical companies. The compensation committee, with the assistance of Pearl Meyer & Partners, identified the companies to be included in our peer group based primarily on industry, market capitalization, revenue and total shareholder return. In some cases the committee also considered other criteria such as the number of employees at a potential peer company, the complexity of a potential peer company’s business, and whether the role and responsibilities of a potential peer company’s executive officers were analogous to those of our executive officers.

For 2007, the compensation committee determined that the following group of 11 companies was the appropriate group of peer companies: Airgas, Inc., Albemarle Corporation, Chemtura Corporation, Eastman Chemical Company, FMC Corporation, Huntsman Corporation, Lubrizol Corporation, Nalco Holding Company, PPG Industries, Inc., Rockwood Holdings, Inc., and Rohm & Haas Company.

We strongly believe that our executive officers should be paid for performance. The committee compares the overall compensation level of similarly situated executive officers at companies within the peer group to amounts paid to our executive officers. If the Company achieves its annual operating budget targets, as set by the board, and an executive officer meets individual performance objectives, the committee’s philosophy is to target his or her compensation at or near the 50th percentile of the peer group for base salary, target annual performance bonus awards and total compensation. To the extent that the Company exceeds its annual operating budget targets and an executive officer significantly exceeds individual performance objectives, our compensation program is designed to reward such executive officer by paying compensation in the top quartile of the peer group.

While we do not have a formal annual equity grant program for executive officers, certain of our executive officers received significant grants of long-term incentive awards under the programs implemented by the Company prior to our IPO. As noted previously, the incentive compensation that was granted under these programs was intended to retain and reward senior management for performance during the 6-year period following the acquisition of Celanese AG by Blackstone. In order to more accurately compare the value of these grants to current market practice, the compensation committee has chosen to “annualize” (i) awards under the 2004 deferred compensation plan and the revised deferred compensation plan over a 6-year period and (ii) any other long-term incentive awards granted between 2005 and 2007 over a 4-year period. The compensation committee believes that this practice reflects an annual amount of long-term incentive compensation that is more closely analogous to the long-term incentive compensation paid to executive officers at our peer companies.

For 2007, the base salary, target annual performance bonus awards, and total compensation (using the annualized value of long-term incentive compensation) of each named executive officer deviated from the median of the peer group as follows:

	Percent Deviation from Peer Group Median(1)
		Target Annual
	Base Salary	Performance Bonus	Total Compensation

Mr. Weidman	(12)%	(20)%	11%
Mr. Gallagher	37%	15%	43%
Mr. Sterin	(28)%	5%	(34)%
Mr. Alder	(5)%	27%	13%
Mr. Madden	(9)%	7%	(21)%
Mr. Townsend	(3)%	16%	39%

(1)	A comparison of Dr. Cole’s compensation was not performed due to his retirement during 2007. A comparison of Mr. O’Dwyer’s compensation was not performed due to his resignation for health reasons as Executive Vice President and President, Acetyl Intermediates and Celanese Asia during 2007.

As noted above, our policy is to compensate our executive officers at a level in the top quartile of our peer group when we exceed our annual operating budget targets and such executive officer significantly exceeds his individual performance objectives. During 2007 we achieved a majority of our operating budget targets and Messrs. Gallagher, Townsend and Alder exhibited exceptional business and individual performance. In keeping with our goal of rewarding such results, Messrs. Gallagher, Townsend and Alder received total compensation (including the annualized value of long-term incentive compensation) that deviated from the 75th percentile of our peer group by 7%, 9%, and -13%, respectively.

Although the compensation committee strives to set executive compensation at levels that are competitive with the companies in the peer group, it does not rigidly adhere to a particular target in determining executive compensation. Any executive officer’s total compensation may vary from the targets due to various other factors, including Company and business unit performance over the prior year, internal pay equity and particularly strong or weak individual performance over the prior year.

In making its compensation decisions, the compensation committee specifically identified significant appreciation in the price of the Company’s stock and total shareholder return that was at the top of the peer group as reasons for setting total compensation at levels above the median for 2007.

The committee also takes into account additional individual factors when establishing total executive compensation levels, including an executive’s position within the Company, level of experience, tenure and responsibilities. The committee also monitors the relationship between the compensation of our CEO and the compensation of our other executive officers and between the compensation of the executive officers and the compensation of our non-managerial employees. While we do not have set parameters regarding the appropriate ratio between such groups, we attempt to ensure that the structure of employee compensation throughout the company is fair, non-discriminatory and forward-looking, and that it motivates, recruits and retains a workforce capable of meeting the Company’s strategic objectives.

The base salary and annual bonus award paid to Mr. Gallagher in fiscal 2007 was higher in relation to our peer group than what was paid to our other named executive officers. This is primarily a result of Mr. Gallagher’s broad responsibilities and performance as Chief Financial Officer during an important phase in our Company’s recent history and his recent transition to his current role as Executive Vice President & President, Acetyl Intermediates and Celanese Asia.

Mr. Sterin’s total fiscal 2007 compensation was significantly lower than our other named executive officers, due primarily to his non-participation in the legacy private-equity compensation programs put in place prior to his becoming an executive officer. His base salary and bonus targets for fiscal 2007 were low in relation to our other named executive officers due largely to his relatively short tenure with the Company as Chief Financial Officer. The compensation committee recently recognized the contributions that Mr. Sterin has made in his current role and his value to the Company by approving an increase in his annual base salary of $45,000.

Compensation Mix

The compensation committee believes that in order to align management interests with shareholder interests, a significant portion of executive compensation should consist of annual performance bonus awards and long-term incentive compensation that are “at risk” at the time of award. The compensation committee also believes that, consistent with market practice, the CEO’s compensation should be more “at risk” than that of the other executive officers.

Other Compensation Considerations

The Internal Revenue Code, or the Code, generally places a $1 million annual limit on the tax deductibility of certain compensation paid to the executive officers named in the proxy statement in the year of payment. Some compensation, including performance-based compensation meeting certain requirements, is exempt from such limit. Our compensation plans do not prohibit us from granting awards that are subject to the tax deduction limitation established by Section 162(m) of the Code and, as appropriate, such awards may be made.

The compensation committee will continue to consider steps that might be in the Company’s best interests to comply with Section 162(m). However, in establishing the cash and equity incentive compensation programs for the executive officers, the compensation committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The compensation committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

We have no specific policies to adjust or recoup prior compensation awards. However, pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO will be required to reimburse us for (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (ii) any profits realized from the sale of securities of the Company during those 12 months.

Analysis of Compensation Decisions

The executive officers that constitute our named executive officers for 2007 include:

•	Mr. David N. Weidman, our Chairman and Chief Executive Officer;

•	Mr. John J. Gallagher III, formerly Executive Vice President and Chief Financial Officer (from January through July 2007) and currently Executive Vice President and President, Acetyl Intermediates and Celanese Asia;

•	Mr. Steven M. Sterin, Senior Vice President and Chief Financial Officer (replacing Mr. Gallagher in July 2007);

•	Mr. James S. Alder, Senior Vice President, Operations and Technical;

•	Dr. Lyndon E. Cole, formerly Executive Vice President and President, Ticona;

•	Mr. Douglas M. Madden, Executive Vice President and President, Acetate, AT Plastics and Emulsions & PVOH;

•	Mr. John A. O’Dwyer, formerly Executive Vice President and President, Acetyl Intermediates and Celanese Asia (from January through July 2007) and currently Executive Vice President, Supply Management; and

•	Mr. Jay C. Townsend, Senior Vice President, Corporate Development.

For our fiscal year which ended December 31, 2007, the principal elements of compensation for each of our named executive officers were base salary, annual performance bonus awards, long-term deferred compensation, non-equity incentive plan payouts, restricted stock unit and stock option awards and retirement benefits. Each of these elements of our compensation program was reviewed by our compensation committee, and where it had the authority to do so, the committee assessed each element in relation to the other elements paid to each executive when making compensation decisions, as more fully described below.

Base Salary

We entered into an employment agreement with Mr. Weidman, our Chairman and Chief Executive Officer, in February 2005, in connection with our IPO. The base salary amount payable to Mr. Weidman pursuant to his employment agreement ($900,000) was set based upon reference to senior executives’ salaries at peer companies and private equity portfolio companies, as well as the judgment of the then-existing compensation committee as to the amounts necessary to retain Mr. Weidman, based upon its understanding of the responsibilities of the Chief Executive Officer and the added responsibilities Mr. Weidman would have following the IPO. Mr. Weidman’s employment agreement was in effect during all of 2007 and dictated his salary for that period. Mr. Weidman’s employment agreement expired on December 31, 2007. After consultation with Pearl Meyer & Partners, the compensation committee decided not to enter into a new employment agreement with the CEO (and generally not enter into new employment agreements with existing executive officers in the future). The committee believes that the primary benefits to the Company of employment agreements are the non-competition and non-solicitation provisions found therein. In order to achieve the benefit of these provisions without incurring the generally negative obligations associated with employment agreements, the committee has decided to offer more limited change-in-control agreements with non-competition and non-solicitation provisions to each executive officer in the future.

We entered into an employment agreement with Mr. Gallagher in August 2005, in connection with his hiring. The base salary amount payable to Mr. Gallagher pursuant to his employment agreement ($675,000) was set based upon reference to senior executives’ salaries at peer companies, as well as the judgment of the then-existing compensation committee as to the amounts necessary to attract and retain Mr. Gallagher, based upon the compensation committee’s understanding of the responsibilities of the Chief Financial Officer of a newly-public company. Mr. Gallagher’s employment agreement was in effect during 2007 and dictated his salary for 2007. During 2007, in connection with Mr. Gallagher’s transition from Chief Financial Officer of the Company to Executive Vice President and President, Acetyl Intermediates and Celanese Asia and his relocation to Asia, the compensation committee approved an amendment to his employment agreement extending the term of the agreement, which was originally scheduled to expire on December 31, 2007, through March 31, 2010. In connection with his transition to this new role, Mr. Gallagher received 120,000 stock options pursuant to the terms of his amended employment agreement.

In March 2007, the compensation committee deemed it appropriate to recognize the outstanding and continued contributions of Mr. Alder to the Company and agreed, in order to ensure his continued retention, to increase his annual base salary for 2007 from $321,000 to $350,000 and to increase it by an additional 10% on April 1 of each of the next three years.

The compensation committee reviewed and approved the base salaries for each of the other executive officers in light of market performance, individual performance, and comparison to peer group salaries. After consideration of the total compensation for the named executive officers, the compensation committee decided to increase base salaries in the range of 0% to 25%. Specifically, the compensation committee determined that the base salaries of Messrs. Weidman, Gallagher and O’Dwyer were adequate and in line with market practice and therefore should remain constant during 2007; the base salaries of Mr. Alder and Mr. Townsend were increased 9% and 15%, respectively, during 2007 in order to bring their compensation into line with market practice and to ensure their continued retention; and the base salaries of Messrs. Sterin and Madden were increased 25% during 2007 in order to bring their compensation more into line with market practice and to reflect the additional responsibilities placed upon each of them during the year.

Annual Performance Bonus Awards

Each executive has the opportunity to earn an annual performance bonus based primarily upon our financial performance and the achievement of certain personal and safety objectives.

More specifically, the amount of the annual performance bonus awards for our named executive officers is based upon two elements established by the compensation committee: (1) the achievement by the Company of certain business, financial and safety performance targets and (2) the achievement by the executive officer of personal objectives tailored for such executive. The target annual performance bonus award for Messrs. Weidman, Gallagher and Alder and Dr. Cole was 80% of their base salary and each such individual was eligible to receive an actual annual performance bonus award ranging from 0% — 160% of base salary depending on the Company’s achievement of its performance targets (as described below). The target annual performance bonus award for Messrs. Townsend, Madden, Sterin and O’Dwyer was 70% of base salary and each such individual was eligible to receive an actual annual performance bonus award ranging from 0% — 140% of base salary depending on the Company’s achievement of its performance targets. Once an executive officer’s eligible performance bonus award is determined in accordance with the Company’s achievement of its performance targets, the actual payout of such bonus award can range from 0%-200% of the eligible amount, based upon such officer’s achievement of personal goals and an assessment of the executive officer’s overall performance by our CEO (or, in the case of the CEO, the compensation committee). The actual payout percentage for each executive officer (other than the CEO) is recommended to the compensation committee by Mr. Weidman, based on Mr. Weidman’s assessment of the satisfactory completion of the various personal objectives. Depending on the Company’s achievement of its business, financial and safety performance targets and an executive’s individual performance, the actual annual performance bonus award for an executive officer can range from 0% — 320% of base salary (in the case of Messrs. Weidman, Alder, Gallagher and Dr. Cole) or from 0% — 280% of base salary (in the case of Messrs. Townsend, Sterin, Madden and O’Dwyer).

The compensation committee reviewed and approved the 2007 annual performance bonus awards for executive officers, substantially as recommended by Mr. Weidman, based upon 2007 Company and business unit results as compared to targets and, in certain cases, modifications for individual performance. In February 2008, the compensation committee awarded the following annual performance bonus amounts: Mr. Weidman $2,007,870; Mr. Gallagher $1,170,824; Mr. Sterin $378,936; Mr. Alder $780,838; Mr. Townsend $615,484; Mr. Madden $606,875; and Mr. O’Dwyer $466,403.

Pursuant to the terms of his separation agreement, Dr. Cole was paid his 2007 annual performance target bonus of $560,000 (80% of his then-current base salary).

In addition to the annual performance bonus awards for our named executive officers discussed above, in an effort to reward Mr. Alder for outstanding contributions to our success and in order to ensure his long-term retention, in March 2007 the compensation committee granted Mr. Alder a one-time retention bonus of $1,500,000, of which $500,000 will be payable on January 1, 2010 and $1,000,000 will be payable on January 1, 2011.

Company Goals and Objectives

The annual performance bonus awards for 2007 are based upon the Company’s achievement of incremental levels of Operating EBITDA, Trade Working Capital (Accounts Receivable + Inventory — Accounts Payable), and environmental, health and safety (EHS) goals. In each of these performance target areas, there are three incremental performance levels, which levels are referred to internally as threshold, target and stretch target levels. No bonus will be paid unless we exceed the minimum threshold level of Operating EBITDA. Individual performance bonus awards are weighted, 60% based upon achieving Operating EBITDA targets, 30% based upon achieving Trade Working Capital targets and 10% based upon achieving EHS goals. In addition, for executive officers who head business units, Operating EBITDA and Trade Working Capital targets are weighted between Company and business unit performance. As a result, during 2007 the annual performance bonus awards of the following named executive officers were weighted as indicated:

Executive Officer	Business Unit	Weighting

Douglas Madden	Acetate, AT Plastics, Emulsions & PVOH	30% Company/70% Business Unit(1)
John Gallagher(2)	Acetyl Intermediates	30% Company/70% Business Unit

(1)	The portion of Mr. Madden’s annual performance bonus award that was dependent upon business unit performance was determined using the weighted average results of each of the Acetate, AT Plastics, Emulsions and PVOH business units.

(2)	Mr. Gallagher’s 2007 annual performance bonus award was weighted 100% on Company results for the period during which he served as Chief Financial Officer of the Company and 30% on Company results and 70% of business unit results for the period during which he served as President of our Acetyl Intermediates business unit.

The targets are based on our operating budget as approved by the compensation committee, as adjusted from time to time during fiscal year 2007 for acquisitions and divestitures.

In 2007, the Company attained slightly more than its stretch target of $1,357 million for Operating EBITDA. We attained slightly more than its stretch target levels for Trade Working Capital for the four quarters of the year (the average for the four quarters was 23.53% of sales for Accounts Receivable plus Inventory and 10.93% of sales for Accounts Payable). We attained slightly above the target of 0.40 for EHS OSHA Incident Rate and slightly below the threshold of 0.08 for EHS Lost Time Injury Rate.

In 2007, Acetate attained a level between its target of $42.5 million and stretch target of $46.8 million for Operating EBITDA and attained slightly more than its stretch target levels for Trade Working Capital. In 2007, AT Plastics attained a less than its threshold target of $32 million for Operating EBITDA and attained slightly more than its stretch target levels for Trade Working Capital. In 2007, Emulsions attained a level between its target of $5.5 million and stretch target of $8 million for Operating EBITDA and attained a level between its threshold and target levels for Trade Working Capital. In 2007, PVOH attained a level above its stretch target of $7.3 million for Operating EBITDA and attained slightly more than its stretch target levels for Trade Working Capital.

In 2007, Acetyl Intermediates exceeded the stretch target of $733 million for Operating EBITDA. Acetyl Intermediates attained slightly more than its stretch target levels for Trade Working Capital.

For purposes of calculating annual performance bonus awards the following terms are defined as follows:

•	Operating EBITDA is defined as operating profit from continuing operations, plus equity in net earnings from affiliates, other income and depreciation and amortization, and further adjusted for other charges and adjustments.

•	Trade Working Capital is defined as 3rd party accounts receivable divided by net sales plus inventory divided by net sales minus 3rd party accounts payable divided by net sales.

Individual Goals and Objectives

The compensation committee believes that individual performance goals are appropriate instruments for measuring individual contributions to strategic corporate initiatives. Each named executive officer receiving an annual performance bonus award had individual performance goals relating to one or more of the following areas:

•	Financial performance

•	Operational effectiveness

•	Personal development

The primary goals for each named executive officer during fiscal year 2007 were as follows:

David N. Weidman  — successfully execute Asia expansion strategy; drive improvements against peer group in EBITDA, P/E Ratio and volume growth percentage; drive Company-wide performance improvements; assist compensation committee in developing a retention and succession program for senior management; successfully complete divestiture of oxo products and derivatives businesses.

Lyndon E. Cole  — oversee successful launch of certain new products; develop world-class environmental, health and safety organization; achieve all milestones relating to relocation of Kelsterbach, Germany facility.

John J. Gallagher III  — develop and execute a strategy to optimize the capital structure of the Company; utilize technology to improve business planning and analysis process; successfully start up Nanjing, China acetic acid unit.

James S. Alder  — achieve Company safety objectives; manage total Company capital within budget while meeting growth objectives; manage relocation of Kelsterbach, Germany facility within budget; successfully start up Nanjing, China acetic acid unit.

Jay C. Townsend  — complete acquisition, divestiture and integration documentation; complete post-transaction implementation analysis for oxo products and derivatives businesses and Pampa divestitures.

Douglas M. Madden  — successfully complete filter/tow rationalization project; improve use of working capital versus 2006; achieve productivity gains from implementation of quality control programs; complete portfolio assessment and restructuring plan to optimize emulsions footprint.

Steven M. Sterin  — develop and execute a strategy to optimize the capital structure of the Company; utilize technology to improve business planning and analysis process; manage Company-wide resegmentation for internal and external reporting purposes.

John A. O’Dwyer  — successfully complete divestiture of oxo products and derivatives businesses; successfully complete Pampa divestiture; successfully start up Nanjing, China acetic acid unit.

The compensation committee determined that each of the named executive officers (except Dr. Cole who retired from the Company during 2007 and who received an actual bonus payout of 80% of his base salary pursuant to his Separation Agreement) achieved substantially all of his individual performance goals. As a result of the Company’s achievement of its business, financial and safety performance targets and each executive’s individual performance, the compensation committee exercised positive discretion to increase the actual bonus payout of the annual performance bonus awards as follows:

Fiscal 2007 Annual Performance Target Bonus Awards v. Actual Payouts

	Target Bonus	Actual Payout
Named Executive Officer	(As% of Base Salary)	(As% of Base Salary)

Mr. Weidman	80%	223.10%
Mr. Gallagher	80%	173.46%
Mr. Alder	80%	223.10%
Dr. Cole	80%	80.00%
Mr. Sterin	70%	114.83%
Mr. Townsend	70%	183.73%
Mr. Madden	70%	151.72%
Mr. O’Dwyer	70%	120.36%

In February 2008, the compensation committee determined to increase Mr. Weidman’s annual performance bonus target from 80% of his base salary to 100% of his base salary. The compensation committee decided to increase Mr. Weidman’s annual performance bonus target in order to bring it into line with the target bonuses of CEOs at companies within our peer group.

Long Term Incentive Compensation

Our long-term incentive compensation programs are designed to align the interests of our executive officers with those of our shareholders, drive long-term performance and retain our executive officers. Executive officers who were employed by the Company at the time of the IPO were eligible to participate in certain programs implemented at that time by Blackstone to reward such executive officers for the successful organizational restructuring of the Company and for the Company’s financial performance prior to Blackstone’s exit. These plans generally expire by 2009 and, as a result, we have implemented other long-term incentive programs in order to ensure the continued success of the Company and the retention of key officers.

2004 Deferred Compensation Plan

In December 2004, we adopted a deferred compensation plan for certain executive officers, including the named executive officers. This plan is a non-equity long term incentive plan, providing performance-based compensation for the executive officers and other key employees. The plan was implemented during the period between the Blackstone acquisition of Celanese AG and our IPO. The compensation committee designed this plan to reward our senior management for our successful organizational restructuring, to retain and compensate senior management for the loss of compensation programs previously provided by Celanese AG and to incentivize management to increase profitability and shareholder value.

The awards payable in 2007 under this plan were payable in cash to 25 of our key employees, including certain of our executive officers. All awards under this plan were granted in 2005, and approximately $69 million of the awards had been paid to the named executive officers as of December 31, 2007. The awards consist of three distinct types of awards:

•	Awards granted and fully earned at the time of grant in 2005.

•	Service-based awards, that were granted in 2005 and that would be earned based on continued service and the occurrence of an “Exit Event,” which is generally defined as a sale by Blackstone of at least 90% of its equity interest in our Company. The Exit Event occurred during 2007, and as a result, all service-based awards with a service period ending on or before December 31, 2007 were earned and either paid or deferred in 2007. The remaining service-based awards are eligible for vesting, subject only to the continued service of the executive as of specified dates through March 31, 2009. Because the performance criterion of an Exit Event was satisfied in 2007, and the only remaining criterion for these awards is continued employment, for reporting purposes in our summary compensation table the non-vested service-based awards are also reported as earned in 2007.

•	Performance-based awards, that were granted in 2005 and that would be earned only upon the later of (i) achieving our specified annual performance targets on specified dates from December 31, 2005 through December 31, 2008 and (ii) the occurrence of an Exit Event, subject to the requirement that the executive be continually employed until the later of such dates. As a result of the our achievement of the Company’s annual performance targets and the occurrence of the Exit Event in 2007, all of the performance-based awards with respect to which the performance target dates had been satisfied on or before December 31, 2007 were earned in 2007, and the remainder is now only subject to attaining specified performance targets through December 31, 2008. If such performance targets are satisfied, the remaining performance-based awards will be earned in 2008.

While the 2008 performance-based awards remained subject to this performance condition, the cumulative catch-up provisions of the deferred compensation plan provide that on December 31, 2008, the performance targets will be deemed to have been achieved with respect to each performance period, if the cumulative performance target for the entire period (2005-2008) is met. As a result of the Company’s strong performance against the targets in 2005 and 2006 and the expected performance against the targets in 2007, the achievement of the cumulative targets and payment of the full 2008 awards was highly probable at the time that the revised deferred compensation plan was adopted.

Revised Deferred Compensation Plan

In March 2007, in order to ensure the retention of key employees following the end of the deferred compensation plan, our compensation committee and Board of Directors approved a revised deferred compensation plan. Under this revised program, participants in the original deferred compensation plan were provided with an election to relinquish their 2007-2009 potential payouts and to substitute a deferred cash compensation award in an amount equal to 90 percent of the maximum potential payout, which deferred cash compensation award will vest and become payable at the end of 2010 based solely on continued employment, rather than performance targets. The award will be subject to periodic adjustments to reflect the performance of certain notional investment options available to each participant. Each electing participant also received an award of performance-based restricted stock units, or RSUs, with an initial target value equal to 25 percent of the new deferred cash compensation award. Each award of RSUs generally vests based upon the achievement of “Total Shareholder Return” performance targets as compared to peer companies during the period from April 1, 2007 through December 31, 2010, according to the following schedule:

Company TSR Compared to Peer TSR	% of RSUs Vesting

Below 25th Percentile	0.00%
At 25th Percentile	66.67%
Between 25th and 50th Percentile	Interpolate
At 50th Percentile	83.33%
Between 50th and 75th Percentile	Interpolate
At or Above 75th Percentile	100.00%

The compensation committee made this revised plan available to executives and employees in an effort to encourage the continued employment with the Company of the participants in the original deferred compensation plan. If those individuals remain employed through December 31, 2010, they will receive cash compensation and RSUs in exchange for the amounts they would have potentially earned under the original plan. In combination, these benefits offer a greater potential return than the original plan.

Mr. Gallagher and Dr. Cole are the only named executive officers who did not make the optional election to defer their payouts under the original deferred compensation plan and participate in the revised deferred compensation plan. Mr. Sterin was not a participant in the 2004 deferred compensation plan and therefore was not eligible to participate in the revised deferred compensation plan.

The table below reflects the amounts payable to the named executive officers under (i) the deferred compensation plan, including the initial payment in 2005, the amounts earned in 2007 (whether paid or deferred) and the amounts payable if continued service criteria and performance targets are met and (ii) the replacement deferred compensation plan.

Awards under Deferred Compensation Plan
or Replacement Deferred Compensation Plan

			Awards		Awards
		Awards	Earned in		Earned but	RSU Awards
		Earned in	2007 upon		Deferred in	Granted in
	Awards	2007 upon	Satisfaction	Remaining	2007	Connection
	Earned &	Occurrence	of 2007	Performance	Pursuant to	with
	Paid in	of Exit	Performance	Based	Replacement	Replacement
Executive	2005	Event(1)	Criteria(2)	Awards	Plan(3)	Plan	Total

Mr. Weidman	$7,565,602	$26,331,558	—	—	$15,793,816	$3,444,002	$53,134,978
Mr. Gallagher	725,000	3,958,000	3,040,000	3,002,000	—	—	10,725,000
Mr. Sterin	—	—	—	—	—	—	—
Mr. Alder	922,176	3,209,572	—	—	1,925,118	419,787	6,476,653
Mr. Townsend	1,058,795	3,685,062	—	—	2,210,321	482,005	7,436,183
Mr. Madden	725,787	2,526,050	—	—	1,515,139	330,395	5,097,371
Dr. Cole	3,048,304	10,609,416	3,463,387	—	—	—	17,121,107
Mr. O’Dwyer	1,024,640	3,567,000	—	—	2,261,782	388,690	7,242,112

(1)	This column includes all performance-based awards for which performance criteria were satisfied in 2005 and 2006, as well as all service-based awards for 2005-2009 (as the only remaining criterion for the service-based awards is continued employment through December 31, 2008).

(2)	This column includes all performance-based awards for which performance criteria were satisfied in 2007, after the occurrence of the Exit Event.

(3)	This amount represents awards that were earned in 2007 (included in the column titled #Awards Earned in 2007 upon Occurrence of an Exit Event#) but deferred under the replacement deferred compensation plan, subject only to continued employment through December 31, 2010.

The awards earned based upon satisfaction of 2007 performance criteria, as well as the remaining performance based awards held by Mr. Gallagher and Dr. Cole based on 2008 performance criteria were, or will be, awarded based on the satisfaction of specified performance targets, including EBITDA and free cash flow targets for 2007 and 2008. These performance targets were set at the time of our IPO and require the achievement of specified EBITDA and free cash flow levels (with two levels of target achievement, Tier I and Tier II, within each performance target). In determining the amount of the award for each year, the target amounts are allocated to Tier I and Tier II EBITDA at 33.5% each, and Tier I and Tier II free cash flow at 16.5% each.

Pursuant to the terms of the plan, EBITDA and free cash flow targets are adjusted periodically by the committee to reflect changes in the Company’s operations resulting from acquisitions, divestitures and other events.

The following table describes the adjusted performance targets for 2006 and 2007. The actual results for EBITDA are calculated in accordance with the definition of EBITDA in our Credit Agreement dated as of April 6, 2004, and as revised in our current Credit Agreement dated as of April 2, 2007, except that any favorable reserve reversals or any extraordinary or non-recurring gains are not included unless such reserve or gain adjusts an expense that occurred and impacted Adjusted EBITDA during 2007. Actual results for free cash flow are calculated using EBITDA, as defined above, less capital expenditures (as defined under GAAP), plus or minus changes in trade working capital, minus cash outflows from special charges and restructuring costs (not included in special charges or included in purchase accounting) plus cash recoveries associated with expenses recognized after January 1, 2005, in each case without duplication. (Performance targets in $      millions)

							Cumulative
							Performance
	2006			2007			Results
		Target	Stretch		Target	Stretch	for 2005
	Actual	Tier I	Tier II	Actual	Tier I	Tier II	through 2007

Adjusted EBITDA	1,300	1,121	1,221	1,335	1,075	1,175	3,781
Total Free Cash Flow	910	806	964	905	771	901	2,628

Notwithstanding the annual performance targets as described above, performance targets for December 31, 2007 will be deemed to have been achieved if, on December 31, 2008, the cumulative performance targets for all performance condition dates have been achieved through December 31, 2008.

For purposes of calculating payments under the deferred compensation plan the following terms are defined as follows:

•	Adjusted EBITDA is defined in the Credit Agreement, dated April 2, 2007, among Celanese Holdings, LLC, Celanese US Holdings, LLC, the subsidiaries of Celanese US Holdings LLC from time to time party thereto as borrowers, the Lenders party thereto, Deutsche Bank AG, New York Branch, as administrative agent and as collateral agent, Merrill Lynch Capital Corporation as syndication agent, ABN AMRO Bank N.V., Bank of America, N.A., Citibank NA, and JP Morgan Chase Bank NA, as co-documentation agents (as filed with the SEC on Current Report on Form 8-K on April 5, 2007).

•	Free Cash Flow is defined as cash flow from operations excluding cash used in discontinued operations less capital expenditures and further adjusted for other charges and adjustments.

2004 Stock Incentive Plan

In December 2004, between the Blackstone acquisition of Celanese AG and our IPO, we adopted a stock incentive plan. We believe this plan is a valuable element of our compensation program because, to the extent that our executive officers hold significant ownership in the Company, their interests will remain aligned with those of our stockholders, and they will be appropriately motivated to enhance the Company’s performance and shareholder value. To further this objective, in 2007 the compensation committee adopted a stock ownership policy for senior management. Currently, executive officers are expected to own the following amount of stock in the Company (expressed as a percentage of base salary) by 2012 (or, if longer, 5 years from the date of hire):

Chief Executive Officer (Mr. Weidman)	600%
Salary Level 1 (Messrs. Gallagher, Alder and Dr. Cole)	400%
Salary Level 2 (Messrs. Townsend, Madden(1), Sterin and O’Dwyer)	300%

(1)	Mr. Madden was promoted to Salary Level 1, effective February 8, 2008.

Options were granted under this plan to all of the named executive officers listed below at the time of our IPO except (i) Mr. Gallagher to whom options were granted under this plan when he was hired in August 2005 and (ii) Mr. Sterin to whom options were granted under this plan in May 2006. Those option grants had a ten-year vesting period and consisted of both time and performance-based options (except in the case of Mr. Sterin who received only time-based options). The performance-based options will become 100% fully vested and exercisable on the eighth anniversary date of the grant but will vest and become exercisable on an accelerated basis upon the achievement of annual performance targets, which are the same performance targets as those used for our long term deferred compensation plan described above.

The compensation committee granted Mr. Gallagher 120,000 stock options in July 2007 as an additional incentive to transition from his role as Chief Financial Officer of the Company to his new position as Executive Vice President and President, Acetyl Intermediates and Celanese Asia, which transition involved relocating to Asia. The compensation committee also granted Mr. Sterin 50,000 stock options in July 2007 in connection with his promotion to Chief Financial Officer of the Company.

The exercise price for both Mr. Gallagher’s and Mr. Sterin’s option grants was set based on the average of the high and low trading price of our shares on the date that the compensation committee approved the grant. No formal policy has been adopted by the compensation committee in regard to future regularly scheduled grants of options.

The following table reflects the vesting through December 31, 2007 of these previously granted option awards:

Status of Option Awards Made

						Options	Remaining
	Date of	Exercise	Time-Based	Performance	Total Option	Exercised in	Awards Vested as
Executive	Grant	Price	Awards	Based Awards	Awards	2007	of 12/31/2007

Mr. Weidman	1/21/2005	$16.00	1,259,633	1,889,442	3,149,075	—	2,645,222
Mr. Gallagher	8/31/2005	$18.30	292,000	438,000	730,000	200,000	303,700
	7/25/2007	$40.13	120,000	—	120,000	—	—
Mr. Sterin	5/16/2006	$21.02	40,000	—	40,000	—	—
	6/30/2006	$20.37	60,000	—	60,000	—	—
	7/25/2007	$40.13	50,000	—	50,000	—	—
Mr. Alder	1/21/2005	$16.00	156,423	234,632	391,055	187,000	141,486
Mr. Townsend	1/21/2005	$16.00	173,804	260,702	434,506	190,000	174,985
Mr. Madden	1/21/2005	$16.00	123,111	184,664	307,775	151,000	107,530
Dr. Cole(1)	1/21/2005	$16.00	492,440	738,660	1,231,100	824,839	209,287
Mr. O’Dwyer	1/21/2005	$16.00	173,804	260,702	434,506	75,000	289,985

(1)	In June 2007, Dr. Cole retired from the Company effective December 31, 2007. In connection with Dr. Cole’s separation from the Company, all of his time and performance options for 2007 vested, but his time and performance options that would have vested in 2008 and 2009 were forfeited.

As of March 3, 2008 there are 901,557 shares available for grants under our stock incentive plan, which amount includes options previously granted and subsequently forfeited by terminated executives and other employees.

Long Term Performance Program

In March, 2007, in order to ensure the retention of key employees our compensation committee and Board of Directors approved a Long Term Performance Program pursuant to which the Company can make certain awards of performance-based RSUs. Each award of RSUs generally vests based upon the achievement of “Total Shareholder Return” performance targets as compared to peer companies during the period from April 1, 2007 through December 31, 2010, according to the following schedule:

Company TSR Compared to Peer TSR	% of RSUs Vesting

Below 25th Percentile	0.00%
At 25th Percentile	33.33%
Between 25th and 50th Percentile	Interpolate
At 50th Percentile	66.67%
Between 50th and 75th Percentile	Interpolate
At or Above 75th Percentile	100.00%

In April, 2007 the compensation committee granted 12,500 RSUs to Mr. Sterin, 24,201 RSUs to Mr. Townsend and 14,521 RSUs to Mr. Madden. Such grants were made to these individuals in order to ensure their continued retention. The grant to Mr. Sterin was also made to compensate him for his non-participation in the deferred compensation plan and revised deferred compensation plan.

The table below reflects the value of the RSU grants made under the Long Term Performance Program during 2007:

RSU Awards Granted in Connection with
Executive	Long Term Performance Plan

Mr. Weidman	—
Mr. Gallagher	—
Mr. Sterin	$399,375
Mr. Alder	—
Mr. Townsend	773,233
Mr. Madden	463,957
Dr. Cole	—
Mr. O’Dwyer	—

In February 2008, the compensation committee approved changing the terms of future RSU grants to provide that they will vest over time, generally 4 years, and not as a result of the achievement of “Total Shareholder Return” performance targets as compared to peer companies.

2004 Long Term Incentive Plan

Effective January 1, 2004, the Company adopted a long-term incentive plan (the “LTIP Plan”) which covers certain members of management and other key employees of the Company. The LTIP Plan is a three-year cash based plan in which awards are based on annual and three-year cumulative targets (as defined in the LTIP Plan). The plan expired on January 1, 2007 and no named executive officers received any compensation under the LTIP Plan.

2008 Deferred Compensation Plan

In December 2007, we adopted a deferred compensation plan whereby we offered certain of our senior employees and directors the opportunity to defer a portion of their compensation in exchange for a future payment amount equal to their deferments plus or minus certain amounts based upon the market-performance of specified measurement funds selected by the participant. Participants were required to make deferral elections under the plan in December 2007, and such deferrals will be withheld from their compensation during the year ending December 31, 2008. During 2007, no named executive officer chose to defer any compensation pursuant to this plan.

Benefits and Other Perquisites

The health, dental and insurance benefits for executive employees are comparable with those provided by other large chemical companies and are generally the same healthcare and benefits available to our other employees. In addition, we provide retirement benefits through several different plans. We believe all of these plans have proven useful and, in many cases necessary, for recruiting and retention purposes. With the exception of Dr. Cole, all of our named executive officers participate in the same tax-qualified retirement plan, the Celanese Americas Retirement Pension Plan, but because of different hire dates, their participation formulas differ, as more specifically detailed in the narrative following the Pension Benefits table below.

Celanese Americas Retirement Savings Plan — The Celanese Americas Retirement Savings Plan, or CARSP, is a tax-qualified defined contribution plan sponsored by Celanese Americas Corporation, one of our wholly owned subsidiaries. This plan covers substantially all of our U.S. employees. The plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, or ERISA. It allows employee salary reduction contributions on a non-taxable basis, and we match these contributions 100% up to the first 5%. Pursuant to Code rules, in 2007 only compensation up to $225,000 could be taken into account. All of our named executive officers participated in this plan in 2007 except Dr. Cole who was not eligible because he was not a U.S. employee.

We offer a minimal amount of cash perquisites to our executive officers as discussed in detail in the footnotes to the Summary Compensation Table. Dr. Cole also received payment of a car lease which ended in June 2007.

Report of the Compensation Committee

The compensation committee has reviewed and discussed the foregoing Compensation Discussion and Analysis (CD&A) with management and, based upon its review and discussion, the compensation committee recommends that the CD&A be included in the Company’s 2007 Annual Report and this Proxy Statement.

This report was submitted by the compensation committee,

John K. Wulff, Chair
Mark C. Rohr
Farah M. Walters

Summary Compensation Table

The following table summarizes the total compensation of each of the named executive officers for the fiscal years ended December 31, 2006 and 2007.

Change in
Pension Value
and
Nonqualified
Non-Equity	Deferred	All
Stock	Option	Incentive Plan	Compensation	Other
Name and Principal	Salary	Bonus	Awards	Awards	Compensation(11)	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

David N. Weidman	2007	900,000	—	692,649	2,132,739	44,133,244	336,483	62,651	(2)	48,257,766
Chairman and Chief	2006	900,000	1,283,750	(12)	—	5,141,934	1,087,200	(13)	460,192	70,401	(15)	8,943,477
Executive Officer
John J. Gallagher III	2007	675,000	—	—	1,325,945	8,168,824	7,785	193,975	(3)	10,371,529
EVP and President, Acetyl Intermediates	2006	675,000	—	—	1,726,347	815,400	(13)	9,118	83,995	(16)	3,309,860
and Celanese Asia
Steven M. Sterin	2007	328,628	(18)	—	72,092	255,038	837,179	(18)	5,443	21,421	(4)	1,474,930
SVP and Chief Financial Officer
James S. Alder	2007	342,327	1,500,000	(10)	84,425	264,844	5,915,528	785,315	30,125	(5)	8,922,564
SVP, Operations and Technical
Jay C. Townsend	2007	308,231	—	236,513	294,271	6,510,867	107,585	90,292	(6)	7,547,759
SVP, Corporate Development
Douglas M. Madden	2007	390,288	—	150,198	208,444	4,648,064	450,487	37,870	(7)	5,885,451
EVP and President, Acetate, AT Plastics and Emulsions & PVOH
John A. O’Dwyer	2007	387,500	—	93,807	294,273	6,295,185	524,371	115,907	(8)	7,711,043
EVP, Supply Management
Lyndon E. Cole	2007	735,000	—	—	343,467	14,632,804	810,957	(1)	11,832	(9)	16,534,060
EVP	2006	735,000	990,000	(12)	—	2,010,196	890,379	(13)	347,285	(14)	20,180	(17)	3,309,860

(1)	The aggregate increase in actuarial present value from December 31, 2006 to December 31, 2007 is due to the combined effects of additional service, change in earnings, interest rate changes and the shortening of the discount period, as applicable. No portion of these amounts is attributable to nonqualified deferred compensation earnings. For Dr. Cole, valued at €555,336 which reflects a Euro to Dollar exchange ratio of 1.4603 on December 31, 2007.

(2)	Includes $34,000 in supplemental savings plan contributions by us, $11,250 in 401(k) match by us, payment of life insurance premium of $2,700, payment of excess personal liability insurance premium of $1,500, and payment of long-term disability premium of $13,201.

(3)	Includes $87,709 in relocation expenses and $44,205 in tax gross-up on relocation expense reimbursement, $11,250 in 401(k) match by us, payment of life insurance premium of $2,025, payment of long-term disability premium of $7,675, payment of excess personal liability insurance premium of $1,500, and $39,611 in nonincome relocation expenses.

(4)	Includes $11,250 in 401(k) match by us, payment of excess personal liability insurance premium of $750, a perquisite allowance of $7,500, and payment of life insurance premium of $859.

(5)	Includes $4,393 in supplemental savings plan contributions by us, $9,713 in 401(k) match by us, a perquisite allowance of $15,000, and payment of life insurance premium of $1,019.

(6)	Includes $3,116 in supplemental savings plan contributions by us, $11,250 in 401(k) match by us, a perquisite allowance of $15,000, a special cash award of $60,000, and payment of life insurance premium of $926.

(7)	Includes $4,325 in supplemental savings plan contributions by us, $11,250 in 401(k) match by us, payment of life insurance premium of $1,155, a perquisite allowance of $15,000, and payment of long-term disability premium of $6,140.

(8)	Includes $72,244 in relocation expenses and $724 in tax gross-up on relocation expense reimbursement, $11,250 in 401(k) match by us, $4,500 in supplemental savings plan contributions by us, payment of life insurance premium of $1,119, payment of long-term disability premium of $5,756, payment of excess personal liability insurance premium of $750, a perquisite allowance of $15,000, and $4,064 in nonincome relocation expenses.

(9)	Includes payment of excess personal liability insurance premium of $1,500 and payment of Dr. Cole’s car lease in the amount of $10,330 (based on a Euro to Dollar exchange ratio of 1.4603 on December 31, 2007).

(10)	Includes a one-time retention bonus of $1,500,000, of which $500,000 will be payable on January 1, 2010 and $1,000,000 will be payable on January 1, 2011.

(11)	Consists of annual performance bonus award payouts, payments made pursuant to the deferred compensation plan and the value of the cash balance account pursuant to the revised deferred compensation plan. For illustration of non-equity incentive plan compensation, excluding payments made under the deferred compensation plan and the value of the cash balance account of the revised deferred compensation plan, see alternative presentation summary compensation table.

(12)	These amounts are payable pursuant to Bonus Letter Agreements dated February 23, 2005 for bonus awards granted at the time of the Company’s IPO, which were intended to compensate the executives for the loss of equity compensation at CAG. Fifty percent of the bonuses vested and were paid upon the consummation of the IPO; twenty-five percent were paid during the first quarter of 2006, and the remaining twenty-five percent were paid during the first quarter of 2007.

(13)	These amounts are the annual bonuses reviewed and approved by the compensation committee based upon the achievement of Company performance targets established during the first quarter of 2006 and, in certain cases, personal performance, paid during the first quarter of 2007.

(14)	The aggregate increase in actuarial present value from December 31, 2005 to December 31, 2006 is due to the combined effects of additional service, change in earnings, interest rate changes and the shortening of the discount period, as applicable. No portion of these amounts is attributable to nonqualified deferred compensation earnings. For Dr. Cole, valued at €521,914 which reflects a Euro to Dollar exchange ratio of 1.3202 on December 31, 2006.

(15)	Includes $34,500 in Celanese Supplemental Retirement Savings Plan contributions by us, $11,000 in 401(k) match by us, payment of life insurance premium of $2,700, payment of long-term disability premium of $13,201, payment of excess personal liability insurance premium of $1,500 and $7,500 for an automobile lease.

(16)	Includes $40,840 in relocation expenses and $19,679 in tax gross-up on relocation expense reimbursement, $11,000 in 401(k) match by us, payment of life insurance premium of $2,025, payment of long-term disability premium of $7,675, payment of excess personal liability insurance premium of $1,500 and $1,276 in non-income relocation expenses.

(17)	Includes payment of Dr. Cole’s car lease in the amount of $18,680 and payment of excess personal liability insurance premium of $1,500.

(18)	Includes salary of $36,638 and bonus of $8,243 for service on the Supervisory Board of Celanese AG (based on a Euro to Dollar exchange ratio of 1.4603 on December 31, 2007).

The salary, performance bonus amounts (Non-Equity Incentive Plan Compensation) and post-termination payments for Mr. Gallagher are provided for in his employment agreement, originally entered into in August 2005 and amended in July 2007 to reflect his new role as Executive Vice President and President, Acetyl Intermediates and Celanese Asia. Mr. Gallagher’s employment agreement is scheduled to expire on March 31, 2010. Mr. Weidman’s employment agreement expired on December 31, 2007. Under the terms of the employment agreements of Messrs. Weidman and Gallagher, unless agreed to in writing, continuation of the executive’s employment with us beyond the expiration of the agreement will be deemed an employment at-will and will not extend any provisions of their employment agreements (with the exception of non-competition, confidentiality and specific performance covenants) or the executive’s employment with us.

Alternative Presentation Summary Compensation Table

The following table summarizes the total compensation of each of the named executive officers for the fiscal years ended December 31, 2006 and 2007, excluding payments made pursuant to the deferred compensation plan or the revised deferred compensation plan:

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred	All
				Stock	Option	Incentive Plan	Compensation	Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

David N. Weidman	2007	900,000	—	—	2,132,739	2,007,870	336,483	62,651	5,439,743
Chairman and Chief Executive Officer	2006	900,000	1,283,750	—	5,141,934	1,087,200	460,192	70,401	8,943,477
John J. Gallagher III	2007	675,000	—	—	1,325,945	1,170,824	7,785	193,975	3,373,529
EVP and President, Acetyl Intermediates and Celanese Asia	2006	675,000	—	—	1,726,347	815,400	9,118	83,995	3,309,860
Steven M. Sterin	2007	328,628	—	72,092	255,038	837,179	5,443	21,421	1,474,930
SVP and Chief Financial Officer
James S. Alder	2007	342,327	1,500,000	—	264,844	780,838	785,315	30,125	3,703,449
SVP, Operations and Technical
Jay C. Townsend	2007	308,231	—	139,576	294,271	615,484	107,585	90,292	1,555,439
SVP, Corporate Development
Douglas M. Madden	2007	390,288	—	83,748	208,444	606,875	450,487	37,870	1,777,712
EVP and President, Acetate, AT Plastics and Emulsions & PVOH
John A. O’Dwyer	2007	387,500	—	—	294,273	466,403	524,371	115,907	1,788,454
EVP, Supply Management
Lyndon E. Cole	2007	735,000	—	—	343,467	560,000	810,957	11,832	2,461,256
EVP	2006	735,000	990,000	—	2,010,196	890,379	347,285	20,180	3,309,860

This alternative presentation of the summary compensation table is presented because the compensation committee feels that it more accurately represents the amounts that would be payable to our named executive officer’s absent the extraordinary deferred payments that management was granted in connection with our restructuring and IPO.

Grant of Plan-Based Awards Table

		Non-Equity Incentives			Equity Incentives
								All Other Stock Awards
		Estimated Possible Payouts Under Non-						Securities		Grant
		Equity Incentive Plans			Estimated Possible Payouts Under Equity Incentive Plans			Underlying	Exercise	Date
		Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Price	Fair
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)	Value

David N. Weidman
APBP	N/A	—	$720,000	$2,880,000
REPP Cash	4/2/2007		$15,055,691
REPP RSUs	4/2/2007				97,165	121,456	145,747			$23.63
John J. Gallagher III
APBP	N/A	—	$540,000	$2,160,000
Options	7/25/2007							120,000	$40.13	$14.88
Stevin M. Sterin
APBP	N/A	—	$231,000	$924,000
2007 LTPP	4/2/2007				6,250	12,500	18,750			$21.30
Options	7/25/2007							50,000	$40.13	$14.88
James S. Alder
APBP	N/A	—	$280,000	$1,120,000
REPP Cash	4/2/2007		$1,835,148
REPP RSUs	4/2/2007				11,843	14,804	17,765			$23.63
Jay C. Townsend
APBP	N/A	—	$234,500	$938,000
REPP Cash	4/2/2007		$2,107,022
REPP RSUs	4/2/2007				13,809	16,998	20,398			$23.63
2007 LTPP	4/2/2007				12,100	24,201	36,302			$21.30
John O’Dwyer
APBP	N/A	—	$271,250	$1,085,000
REPP Cash	4/2/2007		$2,039,054
REPP RSUs	4/2/2007				13,160	16,449	19,739			$23.63
Douglas M. Madden
APBP	N/A	—	$280,000	$1,120,000
REPP Cash	4/2/2007		$1,444,329
REPP RSUs	4/2/2007				9,321	11,652	13,982			$23.63
2007 LTPP	4/2/2007				7,260	14,521	21,782			$21.30
Lyndon E. Cole
APBP	N/A	—	$560,000	$2,240,000

Each of the option grants reflected in the table above are for ten-year periods and consist of both time and performance-based options. In general, the time-based options vest with respect to 20% of such options each year over an approximately five-year period, subject to the participant’s continued employment with us. In general, performance-based options, to the extent not previously cancelled or expired, will become fully vested and exercisable with respect to 100% of the options on the eighth anniversary date of the grant. However, each performance option will vest and become exercisable on an accelerated basis for each participant upon the achievement of annual performance targets.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
									Equity	Equity Incentive
									Incentive	Plan Awards:
									Plan Awards:	Market
	Number			Equity Incentive				Market	Number	or Payout
	of	Number of		Plan Awards:			Number of	Value of	of Unearned	Value of
	Securities	Securities		Number			Shares or	Shares or	Shares,	Unearned
	Underlying	Underlying		of Securities			Units of	Units of	Units or	Shares,
	Unexercised	Unexercised		Underlying	Other		Stock That	Stock That	Other Rights	Units or Other
	Options	Options		Unexercised	Exercise	Other	Have Not	Have Not	That Have	Rights That Have
	(#)	(#)		Unearned Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)	(#)	(#)	($)

David N. Weidman	2,645,222	314,909	(1)	188,944 (2)	16.00	1/21/2015	—	—	97,165	$4,112,023
John J. Gallagher III	—	120,000	(3)	—	40.13	7/25/2017	—	—	—	—
	303,700	116,800	(4)	109,500 (5)	18.30	8/31/2015	—	—	—	—
Stevin M. Sterin	—	50,000	(6)	—	40.13	7/25/2017	—	—	6,250	$264,500
	—	60,000	(7)	—	20.37	6/30/2016	—	—	—	—
	—	40,000	(7)	—	21.02	5/16/2016	—	—	—	—
James S. Alder	141,486	39,106	(1)	23,463 (2)	16.00	1/21/2015	—	—	11,843	$501,196
Jay C. Townsend	174,985	43,451	(1)	26,070 (2)	16.00	1/21/2015	—	—	25,909	$1,096,469
John O’Dwyer	289,985	43,451	(1)	26,070 (2)	16.00	1/21/2015	—	—	13,160	$556,931
Douglas M. Madden	107,530	30,778	(1)	18,467 (2)	16.00	1/21/2015	—	—	16,581	$701,708
Lyndon E. Cole	209,287	—		—	16.00	1/21/2015	—	—	—	—

(1)	Options for Messrs. Weidman, Alder, Townsend, Madden and O’Dwyer vested 15% on January 21, 2005 and 20% on each of December 31, 2005, December 31, 2006, December 31, 2007, and will vest 20% on December 31, 2008 and 5% on March 31, 2009.

(2)	Options vest upon our achievement of performance targets. Performance options for Messrs. Weidman, Alder, Townsend, Madden and O’Dwyer vested 15% on January 21, 2005, 30% on December 31, 2005, 25% on December 31, 2006 and 15% on December 31, 2007, with the remaining options to vest on the eighth anniversary date of the grant in 2013. However, the vesting of performance options will accelerate to the extent annual performance targets are met as of December 31, 2008. Vesting of performance options may also accelerate upon the occurrence of certain change of control events.

(3)	Options for Mr. Gallagher will vest 10% on January 1, 2009 and 30% on each of January 1, 2010, January 1, 2011 and January 1, 2012.

(4)	Options for Mr. Gallagher vested 20% on each of December 31, 2005, December 31, 2006, December 31, 2007, and will vest 20% on each of December 31, 2008 and March 31, 2009.

(5)	Options vest upon our achievement of performance targets. Performance options for Mr. Gallagher vested 15% on December 31, 2005, 30% on December 31, 2006 and 30% on December 31, 2007, with the remaining options to vest on the eighth anniversary date of the grant in 2013. However, the vesting of performance options will accelerate to the extent annual performance targets are met as of December 31, 2008.

(6)	Options for Mr. Sterin will vest 25% on each of January 1, 2009, January 1, 2010, January 1, 2011 and January 1, 2012.

(7)	Options for Mr. Sterin vested 25% on January 1, 2008 and will vest 25% on each of January 1, 2009, January 1, 2010 and January 1, 2011.

The named executive officers may exercise all or any part of the vested portion of their options prior to the expiration date of the grant. However, if the executive’s employment is terminated by us without cause, by the executive with good reason, or due to death or disability or retirement: (i) the executive may exercise the vested portion of the time-based options for a period ending on the earlier of one year following the date of such termination and the expiration date; and (ii) the executive may exercise the vested portion of the performance-based options for a period ending on the later of one year following the date of such termination and 90 days following the date the total vested portion is determined, provided the option cannot be exercised after its expiration date. If the executive terminates without good reason, the executive may exercise the vested portion of the option for a period ending on the earlier of 90 days following the date of such termination and the expiration date. If the termination is by us for cause, then all options to the extent not vested and exercisable immediately terminate and cease to be exercisable.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on	on Exercise	Acquired on Vesting	on Vesting
Name	Exercise (#)	($)	(#)	($)

David N. Weidman	—	—	—	—
John J. Gallagher III	200,000	$4,884,320	—	—
Steven M. Sterin	—	—	—	—
James S. Alder	187,000	$4,502,911	—	—
Jay C. Townsend	190,000	$4,060,234	—	—
John O’Dwyer	75,000	$1,859,974	—	—
Douglas M. Madden	151,000	$3,761,666	—	—
Lyndon E. Cole	824,839	$16,863,341	—	—

Pension Benefits

		Number of	Present		Payments
		Years	Value of		During
		Credited	Accumulated		Last Fiscal
		Service	Benefit		Year
Name	Plan Name	(#)	($)		($)

David N. Weidman	Celanese Americas Retirement Pension Plan	7.3333	193,766	(1)	—
	Celanese Americas Management Supplemental Pension Plan	7.0000	1,535,990	(1)	—
John J. Gallagher III	Celanese Americas Retirement Pension Plan	2.3333	26,049	(2)	—
Steven M. Sterin	Celanese Americas Retirement Pension Plan	4.6667	36,187	(2)	—
James S. Alder	Celanese Americas Retirement Pension Plan	33.9167	905,302		—
	Celanese Americas Supplemental Retirement Pension Plan	33.9167	1,984,668		—
Jay C. Townsend	Celanese Americas Retirement Pension Plan	7.5833	168,199		—
	Celanese Americas Supplemental Retirement Pension Plan	7.5833	155,811		—
John A. O’Dwyer	Celanese Americas Retirement Pension Plan	26.9167	574,229		—
	Celanese Americas Supplemental Retirement Pension Plan	26.9167	1,447,323		—
Douglas M. Madden	Celanese Americas Retirement Pension Plan	23.8333	500,830		—
	Celanese Americas Supplemental Retirement Pension Plan	23.8333	1,288,648		—
Lyndon E. Cole	Celanese AG Board Pension Plan	4.0000	1,927,996	(3)	—

(1)	The present values are based on an annual pension benefit prior to offsets of $253,409 under both plans for Mr. Weidman.

(2)	The present values for Mr. Gallagher and Mr. Sterin are based on a cash balance account balance of $34,317 and $52,600, respectively. Mr. Gallagher is not yet vested in his benefit under this plan.

(3)	Valued at €1,320,274 under the plan and reflects a Euro to Dollar exchange ratio of 1.4603 on December 31, 2007.

The present value amounts shown in the table above are the amount needed today that, with interest, would provide the employees’ future retirement benefit. Assumptions used to determine the present value of benefits under the CAMSPP and for benefits earned for employees hired prior to January 1, 2001 in the CARPP are based on a

6.30% discount rate and mortality from the RP-2000 Mortality Table. Benefits earned for employees hired on or after January 1, 2001 in the CARPP are based on an assumed future interest crediting rate of 4.93% to age 65 and an interest only discount rate of 6.30%. Retirement in the CAMSPP is assumed to occur at age 60 and at age 65 in the CARPP. Assumptions used to determine the present value of benefits under the CABPP are based on a 5.5% discount rate and mortality from the Heubeck Richttafeln mortality table.

Each of our retirement benefit plans identified in the table above is more fully described below.

Celanese Americas Retirement Pension Plan — The Celanese Americas Retirement Pension Plan, or CARPP, is a tax-qualified defined benefit pension plan sponsored by Celanese Americas Corporation, one of our wholly owned subsidiaries. This plan covers substantially all of our U.S. employees. The plan is subject to the provisions of ERISA. All of our named executive officers participated in this plan in 2007 except Dr. Cole, who was not eligible because he was not a U.S. employee.

Non-union employees hired before January 1, 2001, with five or more years of service, as defined in the plan, are entitled to annual pension benefits beginning at normal retirement age (65) equal to the greater of (a) 1.33% of the employee’s final average earnings — salary and bonus — multiplied by the employee’s years of credited service, or (b) 1.67% of the employee’s final average earnings — salary and bonus — multiplied by the employee’s years of credited service minus 50% of the employee’s Social Security benefit multiplied by a fraction, the numerator of which is the employee’s years of credited service (to a maximum of 35 years) and the denominator of which is 35. The plan permits early retirement at ages 55-64. Employees may elect to receive their pension benefits in the form of a joint and survivor annuity, a life annuity, or a certain and life annuity. Employees vest in their benefit after completing five years of service with the Company, as defined in the plan. Employees who terminate before becoming vested forfeit their benefits. If a married employee dies after being fully vested in the plan, a death benefit will be payable to the surviving spouse. This plan formula applies to Messrs. Weidman, Alder, Townsend, O’Dwyer and Madden.

Effective January 1, 2001, the plan began providing benefits for new employees, as defined by the plan, hired after December 31, 2000, based upon a different benefit formula — (“Cash Balance Plan”). The Cash Balance Plan provides that for each plan year that employees work as defined, we credit 5% of the employee’s annual pensionable earnings (up to IRS limits) to a hypothetical plan account that has been established for each employee, and credit that account with interest. For a given year, the plan’s interest rate is the annual rate of interest on 30-year United States Treasury Securities for the August before the first day of that year. Effective January 1, 2008, employees vest in their accrued benefit after completing three years of service with us, as defined in the plan. If employees are vested when they leave the Company, they have the option to take their account balance with them, either in a lump-sum payment or as an annuity. Employees also have the choice to leave their account balance in the plan until the normal retirement age of 65. The amount of benefit depends on the employee’s pay, plan years worked and any interest earned on the Company contributions. Once vested, survivor benefits are applicable to married participants. Messrs. Gallagher and Sterin are eligible for the Cash Balance Plan benefit.

Under the CARPP, if an employee’s employment with the Company is terminated as a result of a corporate reorganization, layoff or corporate restructuring including divestiture, that employee will receive an additional year of vesting service under the CARPP.

Celanese Americas Supplemental Retirement Pension Plan — This plan, the CASRPP, is an unfunded, nonqualified defined benefit plan that is available only to persons employed by the Company prior to January 1, 2001. Messrs. Alder, Townsend, O’Dwyer and Madden participate in this plan. Benefits under this plan are calculated in the same manner as those under the CARPP but eligible compensation over the Code limits is included in the calculation.

Celanese AG Board Pension Plan and Mr. Weidman’s Benefit under the Celanese Americas Management Supplemental Pension Plan — Dr. Cole participated in the Celanese AG Board Pension Plan, or CABPP. Pursuant to the terms of Mr. Weidman’s employment arrangements with us, we agreed to provide him a pension benefit as if he continued participation in the CABPP even though Mr. Weidman’s benefit is provided through the Celanese Americas Management Supplemental Pension Plan, or CAMSPP. The following description applies to benefits under both plans.

The promised pension benefit becomes fully vested once the participant attains five years of Company service and is paid after the participant leaves the Company and reaches the age of 60. The amount of the pension is calculated as the product of 1.8% times the number of qualifying years of service, and the pensionable income. In this calculation the number of qualifying years of service is limited to 30. Consequently, the maximum figure is 54% of the pensionable income. Qualifying years of service are all complete years of service spent in Celanese Corporation and its subsidiaries and in Hoechst Aktiengesellschaft and its subsidiaries.

The pensionable income is calculated as the sum of the average basic annual salary of the last three calendar years prior to retirement and the average annual bonus of the last three calendar years prior to retirement insofar as these are earned during qualifying years of service. The following are generally offset against this pension: (i) payments under all other qualified and non-qualified plans paid by the Company and its affiliates (excluding payments attributable to employee contributions) and (ii) social security pension benefits acquired during qualifying years of service at a rate of 50%.

In the event of an early disability, the pension benefit is paid for the duration of the disability. In determining the amount of the disability pension, qualifying years of service until age 60 are added to the qualifying years of service earned to date. The pension is not reduced on account of the early commencement of benefits. From the age of 60 onwards, the payment is continued at the same level as an old-age pension in case the disability persists. All other Celanese-financed benefits, if any, are offset against the disability pension.

In the event of death, the pension is to be paid to the spouse and unmarried children entitled to maintenance. The spouse’s benefit is 60% of the pension otherwise payable to the participant and continues until remarriage. An additional benefit of up to 20% of the pension otherwise payable is also payable with respect to children of the participant, which additional pension terminates when the children attain age 21 (or up until age 27 if they are undergoing education). These pension benefits are not reduced on account of early commencement of the pension. All other Celanese-financed benefits, if any, are offset against the survivors’ pension.

The pension benefit is adjusted annually, the adjustment being based on the cost-of-living index in the country from which the pension payment is made.

A vested right to a pension is granted in the case of premature termination of employment according to German law, but for no longer than 10 countable service years.

Generally, if the executive’s employment is terminated prior to his having reached age 60 and without due cause for immediate dismissal, or if there has been no agreement to extend the terms of employment, the pension benefit becomes payable upon reaching age 55 instead of 60. The pension benefit, however, will be reduced linearly by 0.5% for each month between the date of commencement of the pension benefit and that date on which the executive would have attained 60 or the date on which the requirements of the “85-points-rule” are met (this rule is met when the participant attains the age of 55 and his age plus the number of years of service totals at least 85).

The following table contains certain information concerning benefits under the Celanese Americas Supplemental Retirement Savings Plan, or the CASRSP, an unfunded, nonqualified defined contribution plan that is available only to persons employed by Celanese prior to January 1, 2001. If a participant has received a maximum Company contribution to the CARSP, he or she is entitled to an allocation under this plan equal to 5% of his or her salary in excess of the compensation limits under the CARSP. The amount contributed to the plan on behalf of a participant is credited with earnings based on the earnings rate of the Stable Value Fund (a fund primarily invested in debt instruments), which is a fund maintained for investments under the CARSP. The average annualized rate of return for 2007 was 5%. Distributions under this plan are in the form of a lump sum payment which is paid as soon as administratively practicable after termination of employment. Messrs. Weidman, Alder, Townsend, O’Dwyer and Madden participate in this plan.

Nonqualified Deferred Compensation Table

	Executive	Registration	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last FY	in Last FY(1)	in Last FY	Distributions	at Last FYE(2)
Name	($)	($)	($)	($)	($)

David N. Weidman	—	34,000	7,985	—	171,181
James S. Alder	—	4,393	826	—	17,795
Jay C. Townsend	—	3,116	500	—	10,822
John A. O’Dwyer	—	4,500	1,256	—	26,832
Douglas M. Madden	—	4,325	1,439	—	30,663

(1)	The amounts reported are also reported in the 2007 Summary Compensation Table.

(2)	The amounts reported have not been reported in the 2007 or prior Summary Compensation Tables.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The private equity investment model of our majority shareholders (affiliates of Blackstone) at the time of the IPO contemplated the eventual sale of all or substantially all of its ownership interest in us. The particular events that trigger payments to our named executive officers are generally defined in the executives’ deferred compensation agreements or stock option agreements. The compensation committee believed that change of control payments were a necessary component of these agreements, and the employment agreements entered into with a number of our named executive officers at the time of the IPO because of the greater change of control risk that our executives were exposed to following our IPO. These terms were determined by the majority shareholders prior to the time we became a publicly traded company and were intended to ensure that we would have the continued focus and commitment of the executive officers during our restructuring between the Blackstone acquisition of CAG and the IPO, and the ultimate exit of the majority shareholders. Following the parameters of this model, we entered into several agreements with our named executive officers containing termination and change of control provisions, including employment agreements, deferred compensation agreements and stock option agreements. With the exception of Mr. Gallagher, all of our executive officers’ employment agreements have expired. The committee believes that the primary benefits to the Company of employment agreements are the non-competition and non-solicitation provisions found therein. In order to achieve the benefit of these provisions without incurring the generally negative obligations associated with employment agreements, the committee has decided to offer a more limited change-in-control agreement to each executive officer in the future. However, the deferred compensation agreements and stock option agreements are still effective and provide for some potential payments upon termination and change of control as described below.

2004 Deferred Compensation Plan

Under our 2004 deferred compensation plan the named executive officers were awarded certain performance-based cash awards, a significant portion of which were earned in 2007 based on the occurrence of the Exit Event, as more fully described above in “Compensation Discussion and Analysis — Analysis of Compensation Decisions — Long-Term Deferred Compensation Plan.” As discussed, of our named executive officers, only Mr. Gallagher continues to participate in the original deferred compensation plan which contains performance-based awards. Certain of these performance-based awards have not yet been fully earned and will be dependent on achieving 2008 performance targets; however, in the event Mr. Gallagher is terminated by us without cause, he resigns for good reason or due to his death or disability, the continued service-based and performance-based awards, will be deemed to be vested as though such termination occurred on December 31 of the year in which such termination occurs. Payment of the awards to Mr. Gallagher will be made no later than six months after termination of employment.

2004 Stock Incentive Plan

Under our stock option plan, we have awarded 6,513,511 options to acquire shares of our common stock to our named executive officers. Certain of these options were time-based awards, subject to vesting over time with the continued service of the executive and certain of these options were performance-based awards, subject to vesting based on achieving specified annual performance targets through December 31, 2013. However, under certain circumstances, the vesting of options may be accelerated.

In the event a named executive officer is terminated by us without cause or by the executive with good reason, or due to the named executive officer’s death, disability or retirement, to the extent not previously cancelled or expired, (i) the time based stock options will immediately vest and become exercisable in the calendar year in which the termination occurs with respect to the options that would have vested through the end of the year; (ii) the performance based options, to the extent not cancelled or expired, will become vested and exercisable upon the achievement of the performance target as if the executive’s employment continued through the end of the year of termination. If the executive officer is terminated for any other reason, the options, to the extent not vested and exercisable, shall expire and be immediately canceled by us without consideration.

Post-Termination Tables

The tables below show an estimate of the amount of additional compensation that each of our named executive officers would receive in the event of a termination or change of control, taking into consideration the circumstances of the termination and payments that the named executive officer would be entitled to under the various agreements described above. The amounts shown are generally categorized as follows: voluntary termination; involuntary termination without cause or by the executive for good reason; change of control; termination due to death; and termination for disability. The amounts shown assume that such termination was effective as of December 31, 2007.

The actual amounts that will be paid upon termination can only be determined at the time of the executive’s termination from the Company.

David N. Weidman

The following tables show the additional potential payments to David N. Weidman, Chairman and Chief Executive Officer of the Company upon termination or change of control.

The tables below include additional termination and change of control benefits only. Please see the following tables for details of Mr. Weidman’s vested payments and benefits:

•	For Stock Options — See Outstanding Equity Awards at Fiscal Year End

•	For Pension Benefits — See Pension Benefits table

•	For Nonqualified Deferred Compensation — See Nonqualified Deferred Compensation table

Also, pro-rata bonus payouts upon termination of employment are excluded from these tables because bonus payouts under the termination provisions would not have exceeded actual annual bonus plan payouts reported in the 2007 Summary Compensation Table.

		Involuntary
	Voluntary	Termination without
	Termination or	Cause or	Change-of-Control
Executive Payments and Benefits	Termination for	Resignation for	(without
upon Termination or Change-of-Control	Cause	Good Reason	Termination)	Death		Disability

Compensation:
Severance	$—	$1,620,000	$—	$—		$—
Stock Options (Acceleration of Unvested Awards)
Service Based	—	—	8,288,405	—		—
Performance Based	—	—	—	—		—
Restricted Stock Units (Acceleration of Unvested Awards)	—	1,644,803	5,140,018	1,644,803		1,644,803
Deferred Compensation Awards	—	8,595,798	15,793,816	8,595,798		8,595,798
Benefits
Celanese Americas Management Supplemental Pension Plan	—	—	—	—	(1)	—	(2)
Supplemental Savings Plan	—	—	—	—		—
Long-Term Disability	—	—	—	—		—	(3)

Total	$0	$11,860,602	$29,222,238	$10,240,602		$10,240,602

(1)	In the event of death, Mr. Weidman’s spouse and children would be entitled to receive an enhanced annual pension benefit of $152,045. All other Celanese financed benefits are offset against the survivor pension. See discussion of Celanese Americas Management Supplemental Pension Plan in the Compensation Discussion and Analysis for further details.

(2)	In the event of an early disability, Mr. Weidman would be entitled to receive an enhanced annual pension benefit of $253,409. All other Celanese financed benefits are offset against the disability pension. See discussion of Celanese Americas Management Supplemental Pension Plan in the Compensation Discussion and Analysis for further details.

(3)	Mr. Weidman is entitled to an enhanced long-term disability benefit of $23,890 per month ($286,681 annually). Under this program, disability payments are generally paid through the earlier of the date the disability ends or the date Mr. Weidman reaches age 65. The monthly benefit is reduced if the executive receives certain other income during the period of disability, such as certain retirement pay, Social Security disability or retirement benefits, or earnings from work activity while disabled.

John J. Gallagher III

Under the terms of his employment agreement, Mr. Gallagher may be entitled to receive severance benefits after termination of his employment depending on the circumstances under which his employment terminates. In August 2005, we entered into an employment agreement with Mr. Gallagher, which we amended in July 2007 and which is scheduled to expire on March 31, 2010. Under the terms of the employment agreement, unless agreed to in writing, continuation of Mr. Gallagher’s employment with us beyond the expiration of the agreement will be deemed an employment at-will and will not extend any provisions of his employment agreement (with the exception of non-competition, confidentiality and specific performance covenants) or the executive’s employment with us.

For purposes of Mr. Gallagher’s employment agreement:

“Cause” generally means the executive’s willful failure to perform his duties under his employment agreement (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by us to the executive of such failure, the conviction of, or plea of nolo contendere to, a felony or any similar criminal act in a jurisdiction outside the United States or crime involving moral turpitude, the executive’s willful malfeasance or willful misconduct which is demonstrably injurious to us, any act of fraud by the executive or breach by the executive of non-compete and confidentiality provisions of the agreement.

“Good reason” generally means any reduction in the executive’s base salary or annual bonus opportunity or any substantial diminution of the executive’s position or duties, adverse change in reporting lines or assignment of duties materially inconsistent with the executive’s position (other than in connection with an increase in responsibility or a promotion), provided that we fail to cure these events within thirty days after receipt from executive of notice of the events which constitute good reason.

If Mr. Gallagher’s employment agreement expires at the end of the term, this will be considered a non-renewal of the agreement, which will be treated as a termination without cause, except if (1) there is cause or (2) Mr. Gallagher rejects an offer of continued employment on terms and conditions not materially less advantageous than those in effect immediately prior to the non-renewal.

Payments upon Termination — If Mr. Gallagher’s employment is terminated by us without cause or by him for good reason, subject to Mr. Gallagher’s continued compliance with non-competition and confidentiality terms of his employment agreement, Mr. Gallagher will be entitled to continued payment of base salary for twelve months following the date of such termination, payment of his target annual bonus for the year of termination, payable over the twelve month period after the date of termination, and other welfare benefits to which the executive is entitled, in each case, subject to reduction by other severance or termination benefits that may be available under our other plans or those of our affiliates. In addition, Mr. Gallagher will also be entitled to receive a pro rata portion of any annual bonus that he would have been entitled to receive in the year of termination, based upon the percentage of the fiscal year that has elapsed through the date of his termination of employment, payable when such annual bonus would have otherwise been payable had employment not terminated.

Payments upon Death or Disability — If the employment of Mr. Gallagher is terminated by death or disability, he will be entitled to receive base salary earned through the date of such termination, earned but unpaid bonus through the date of termination, and other employee benefits that he is entitled to receive under our employee benefits plans.

The following table shows the additional potential payments to John J. Gallagher III, Executive Vice President of the Company and President, Acetyl Intermediates and Celanese Asia, upon termination or change of control.

The tables below include additional termination and change of control benefits only. Please see the following tables for details of Mr. Gallagher’s vested payments and benefits:

•	For Stock Options — See Outstanding Equity Awards at Fiscal Year End

•	For Pension Benefits — See Pension Benefits table

Also pro-rata bonus payouts upon termination of employment are excluded from these tables because bonus payouts under the termination provisions would not have exceeded actual annual bonus plan payouts reported in the 2007 Summary Compensation Table.

		Involuntary
	Voluntary	Termination without
	Termination or	Cause or	Change-of-Control
Executive Payments and Benefits	Termination for	Resignation for	(without
upon Termination or Change-of-Control	Cause	Good Reason	Termination)	Death	Disability

Compensation:
Severance	$—	$1,215,000	$—	$—	$—
Stock Options (Acceleration of Unvested Awards)
Service Based	—	—	3,068,336	—	—
Performance Based	—	—	—	—	—
Restricted Stock Units (Acceleration of Unvested Awards)	—	—	—	—	—
Deferred Compensation Awards	—	3,040,000	3,040,000	3,040,000	3,040,000
Benefits
Long-Term Disability	—	—	—	—	—	(1)

Total	$—	$4,255,000	$6,108,336	$3,040,000	$3,040,000

(1)	Mr. Gallagher is entitled to an enhanced long-term disability benefit of $13,890 per month ($166,675 annually). Under this program, disability payments are generally paid through the earlier of the date the disability ends or the date Mr. Gallagher reaches age 65. The monthly benefit is reduced if the executive receives certain other income during the period of disability, such as certain retirement pay, Social Security disability or retirement benefits, or earnings from work activity while disabled.

Steven M. Sterin

The following table shows the additional potential payments to Steven M. Sterin, Senior Vice President and Chief Financial Officer of the Company, upon termination or change of control.

The tables below include additional termination and change of control benefits only. Please see the following tables for details of Mr. Sterin’s vested payments and benefits:

•	For Stock Options — See Outstanding Equity Awards at Fiscal Year End

•	For Pension Benefits — See Pension Benefits table

Also pro-rata bonus payouts upon termination of employment are excluded from these tables because bonus payouts under the termination provisions would not have exceeded actual annual bonus plan payouts reported in the 2007 Summary Compensation Table.

Involuntary
	Voluntary	Termination without
	Termination or	Cause or	Change-of-Control
Executive Payments and Benefits	Termination for	Resignation for	(without
upon Termination or Change-of-Control	Cause	Good Reason	Termination)	Death	Disability

Compensation:
Severance	$—	$—	$—	$—	$—
Stock Options (Acceleration of Unvested Awards)
Service Based	—	—	2,278,500	—	—
Performance Based	—	—	—	—	—
Restricted Stock Units (Acceleration of Unvested Awards)	—	312,322	529,000	312,322	312,322
Deferred Compensation Awards	—	—	—	—	—

Total	$—	$312,322	$2,807,500	$312,322	$312,322

James S. Alder

The following table shows the additional potential payments to James S. Alder, Senior Vice President, Operations & Technical of the Company, upon termination or change of control.

The tables below include additional termination and change of control benefits only. Please see the following tables for details of Mr. Alder’s vested payments and benefits:

•	For Stock Options — See Outstanding Equity Awards at Fiscal Year End

•	For Pension Benefits — See Pension Benefits table

•	For Nonqualified Deferred Compensation — See Nonqualified Deferred Compensation table

Also pro-rata bonus payouts upon termination of employment are excluded from these tables because bonus payouts under the termination provisions would not have exceeded actual annual bonus plan payouts reported in the 2007 Summary Compensation Table.

		Involuntary
	Voluntary	Termination without
	Termination or	Cause or	Change-of-Control
Executive Payments and Benefits	Termination for	Resignation for	(without
upon Termination or Change-of-Control	Cause	Good Reason	Termination)	Death	Disability

Compensation:
Severance	$—	$—	$—	$—	$—
Stock Options (Acceleration of Unvested Awards)
Service Based	—	—	1,029,270	—	—
Performance Based	—	—	—	—	—
Restricted Stock Units (Acceleration of Unvested Awards)	—	200,484	626,505	200,484	200,484
Deferred Compensation Awards	—	1,047,749	1,925,118	1,047,749	1,047,749
Benefits
Supplemental Savings Plan	—	—	—	—	—

Total	$—	$1,248,233	$3,580,894	$1,248,233	$1,248,233

Jay C. Townsend

The following table shows the additional potential payments to Jay C. Townsend, Senior Vice President, Corporate Development of the Company, upon termination or change of control.

The tables below include additional termination and change of control benefits only. Please see the following tables for details of Mr. Townsend’s vested payments and benefits:

•	For Stock Options — See Outstanding Equity Awards at Fiscal Year End

•	For Pension Benefits — See Pension Benefits table

•	For Nonqualified Deferred Compensation — See Nonqualified Deferred Compensation table

Also pro-rata bonus payouts upon termination of employment are excluded from these tables because bonus payouts under the termination provisions would not have exceeded actual annual bonus plan payouts reported in the 2007 Summary Compensation Table.

		Involuntary
	Voluntary	Termination without
	Termination or	Cause or	Change-of-Control
Executive Payments and Benefits	Termination for	Resignation for	(without
upon Termination or Change-of-Control	Cause	Good Reason	Termination)	Death	Disability

Compensation:
Severance	$—	$—	$—	$—	$—
Stock Options (Acceleration of Unvested Awards)
Service Based	—	—	1,143,630	—	—
Performance Based	—	—	—	—	—
Restricted Stock Units (Acceleration of Unvested Awards)	—	834,855	1,743,529	834,855	834,855
Deferred Compensation Awards	—	1,202,971	2,210,321	1,202,971	1,202,971
Benefits
Supplemental Savings Plan	—	—	—	—	—

Total	$—	$2,037,826	$5,097,481	$2,037,826	$2,037,826

John A. O’Dwyer

The following table shows the additional potential payments to John A. O’Dwyer, Executive Vice President, Supply Management of the Company upon termination or change of control.

The tables below include additional termination and change of control benefits only. Please see the following tables for details of Mr. O’Dwyer’s vested payments and benefits:

•	For Stock Options — See Outstanding Equity Awards at Fiscal Year End

•	For Pension Benefits — See Pension Benefits table

•	For Nonqualified Deferred Compensation — See Nonqualified Deferred Compensation table

Also pro-rata bonus payouts upon termination of employment are excluded from these tables because bonus payouts under the termination provisions would not have exceeded actual annual bonus plan payouts reported in the 2007 Summary Compensation Table.

		Involuntary
	Voluntary	Termination without
	Termination or	Cause or	Change-of-Control
Executive Payments and Benefits	Termination for	Resignation for	(without
upon Termination or Change-of-Control	Cause	Good Reason	Termination)	Death	Disability

Compensation:
Severance	$—	$—	$—	$—	$—
Stock Options (Acceleration of Unvested Awards)
Service Based	—	—	810,077	—	—
Performance Based	—	—	—	—	—
Restricted Stock Units (Acceleration of Unvested Awards)	—	222,759	696,122	222,759	222,759
Deferred Compensation Awards	—	1,164,163	2,261,782	1,164,163	1,164,163
Benefits
Supplemental Savings Plan	—	—	—	—	—
Long-Term Disability	—	—	—	—	—	(1)

Total	$—	$1,386,922	$4,101,534	$1,386,922	$1,386,922

(1)	Mr. O’Dwyer is entitled to an enhanced long-term disability benefit of $10,417 per month ($125,006 annually). Under this program, disability payments are generally paid through the earlier of the date the disability ends or the date Mr. O’Dwyer reaches age 65. The monthly benefit is reduced if the executive receives certain other income during the period of disability, such as certain retirement pay, Social Security disability or retirement benefits, or earnings from work activity while disabled.

Douglas M. Madden

The following table shows the additional potential payments to Douglas M. Madden, Executive Vice President of the Company and President, Acetate, AT Plastics and Emulsions & PVOH, upon termination or change of control.

The tables below include additional termination and change of control benefits only. Please see the following tables for details of Mr. Madden’s vested payments and benefits:

•	For Stock Options — See Outstanding Equity Awards at Fiscal Year End

•	For Pension Benefits — See Pension Benefits table

•	For Nonqualified Deferred Compensation — See Nonqualified Deferred Compensation table

Also pro-rata bonus payouts upon termination of employment are excluded from these tables because bonus payouts under the termination provisions would not have exceeded actual annual bonus plan payouts reported in the 2007 Summary Compensation Table.

		Involuntary
	Voluntary	Termination without
	Termination or	Cause or	Change-of-Control
Executive Payments and Benefits	Termination for	Resignation for	(without
upon Termination or Change-of-Control	Cause	Good Reason	Termination)	Death	Disability

Compensation:
Severance	$—	$—	$—	$—	$—
Stock Options (Acceleration of Unvested Awards)
Service Based	—	—	810,077	—	—
Performance Based	—	—	—	—	—
Restricted Stock Units (Acceleration of Unvested Awards)	—	520,601	1,107,616	520,601	520,601
Deferred Compensation Awards	—	824,617	1,515,139	824,617	824,617
Benefits
Supplemental Savings Plan	—	—	—	—	—
Long-Term Disability	—	—	—	—	—	(1)

Total	$—	$1,345,218	$3,432,832	$1,345,218	$1,345,218

(1)	Mr. Madden is entitled to an enhanced long-term disability benefit of $11,112 per month ($133,340 annually). Under this program, disability payments are generally paid through the earlier of the date the disability ends or the date Mr. Madden reaches age 65. The monthly benefit is reduced if the executive receives certain other income during the period of disability, such as certain retirement pay, Social Security disability or retirement benefits, or earnings from work activity while disabled.

STOCK OWNERSHIP INFORMATION

Principal Shareholders and Beneficial Owners

The following table sets forth information with respect to the beneficial ownership of Common Stock of the Company as of March 3, 2008, by (i) each person known to own beneficially more than 5% of Common Stock of the Company, (ii) each of the Company’s directors, (iii) each of the Company’s named executive officers, and (iv) all directors and executive officers as a group.

The number of shares and percentage of beneficial ownership set forth below are based on shares of Common Stock of the Company issued and outstanding. As of March 3, 2008, the number of shares of Common Stock outstanding was 154,766,024 and the number of shares of Preferred Stock outstanding was 9,600,000. We currently have no Series B common stock outstanding.

	Amount and Nature of Beneficial Ownership of Common Stock*
	Common Stock			Total	Percentage of
	Beneficially		Rights to	Common	Common Stock
	Owned		Acquire	Stock	Beneficially
	Excluding		Shares of	Beneficially	Owned(3)-
Name of Beneficial Owner and Investment Power	Shares(1)		Stock(2)	Owned	Voting(4)

Affiliates of Bank of America(5)	24,866,988		—	24,866,988	16.067%
FMR LLC(6)	23,132,675		—	23,132,675	14.947%
David N. Weidman(7)	369,564		2,645,221	3,014,785	1.948%
Steven M. Sterin(7)	1,919	(9)	—	1,919	**
John A. O’Dwyer(7)	71,108	(9)	289,983	361,091	**
James S. Alder(7)	76,941		141,485	218,426	**
Lyndon E. Cole(7)	—		209,289	209,289	**
John J. Gallagher III(7)	37,000		303,700	340,700	**
Douglas O. Madden(7)	60,918	(9)	107,533	168,451	**
Jay C. Townsend(7)	85,909	(9)	134,983	220,892	**
James E. Barlett(7)	8,598		27,229	35,827	**
Chinh E. Chu(8)	—		—	—	**
David F. Hoffmeister(7)	—		15,107	15,107	**
Martin G. McGuinn(7)	15,000		8,857	23,857	**
Paul H. O’Neill(7)	3,598		27,229	30,827	**
Mark C. Rohr(7)	3,400		2,607	6,007	**
Daniel S. Sanders(7)	13,598		27,229	40,827	**
Farah M. Walters(7)	3,000		2,126	5,126	**
John K. Wulff(7)	—		8,857	8,857	**
All Directors and executive officers as a group (20 persons)	777,653		4,155,185	4,932,838	3.187%

*	The Company has 9,600,000 shares of issued and outstanding Preferred Stock which are convertible into shares of Common Stock at any time at a conversion rate of 1.25 shares of Common Stock for each share of Preferred Stock, subject to adjustments. In addition, this chart reflects rights to acquire shares of Common Stock relating to the right to acquire within 60 days of March 3, 2008 the identified number of shares of Common Stock underlying the vested stock options held by directors and executive officers.

**	Less than 1 percent of shares of Common Stock outstanding.

(1)	Includes shares for which the named person has sole voting and investment power. Does not include shares that may be acquired through exercise of options or restricted stock units.

(2)	Includes shares of Common Stock issuable upon exercise of options or restricted stock units that have vested or will vest on or before May 2, 2008 granted under the Stock Plan.

(3)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934.

(4)	The calculation of this percentage assumes for each person that:

•	154,766,024 shares of Common Stock are issued and outstanding as of March 3, 2008;

•	The acquisition by such person of all shares that may be acquired upon exercise of options to purchase shares that have vested or will vest by May 2, 2008.

•	A person is deemed to have the right to acquire shares of Common Stock upon the exercise of vested options under the Stock Plan.

(5)	On February 7, 2008, Bank of America and its affiliates reported beneficial ownership of 24,866,988 shares of Common Stock as of December 31, 2007 and the sole power to vote or to direct the vote of 7,138,906 shares. The address of Bank of America and its affiliates is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

(6)	On February 14, 2008, FMR LLC reported beneficial ownership of 23,132,675 shares of Common Stock as of December 31, 2007 and the sole power to vote or to direct the vote of 1,822,306 shares. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(7)	The address for each of Messrs. Weidman, Cole, O’Dwyer, Gallagher, Alder, Townsend, Rohr, Madden, Barlett, O’Neill, Sanders, McGuinn, Hoffmeister, Wulff, and Sterin and Ms. Walters is c/o Celanese Corporation, 1601 West Lyndon B. Johnson Freeway, Dallas, Texas 75234.

(8)	Mr. Chu is a Senior Managing Director of Blackstone. Mr. Chu disclaims beneficial ownership of the shares held by affiliates of Blackstone. The address for Mr. Chu is c/o The Blackstone Group L.P., 345 Park Avenue, New York, NY 10154.

(9)	Includes beneficial ownership by Steven M. Sterin of 419 equivalent shares, by John A. O’Dwyer of 7,678 equivalent shares, by Jay C. Townsend of 419 equivalent shares, and by Douglas O. Madden of 362 equivalent shares in the Celanese Americas Retirement Savings Plan Stock Fund as of March 3, 2008. Messrs. Sterin, O’Dwyer, Townsend and Madden have the ability to direct the voting of the Company’s Common Stock underlying these equivalent shares and the ability to change their investment options at any time.

OTHER MATTERS

As of the date of this Proxy Statement, our management knows of no matters that will be presented for consideration at the meeting other than those matters discussed in this Proxy Statement. If any other matters properly come before the meeting and call for a vote of shareholders, validly executed proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

On behalf of the Board of Directors of
Celanese Corporation

Executive Vice President, General Counsel
and Corporate Secretary
March 25, 2008

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 23, 2008.

Vote by Internet
•	Log on to the Internet and go to

www.investorvote.com

•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy/Instruction Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed.
1.	Election of the director nominees to serve in Class I, for the term which expires at the Annual Meeting of Shareholders in 2011, or until their successors are duly elected and qualified.	+

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 – Martin G. McGuinn	☐	☐	☐	02 – Daniel S. Sanders	☐	☐	☐	03 – John K. Wulff	☐	☐	☐

B	Issues — The Board of Directors recommends a vote FOR Proposal 2.

		For	Against	Abstain
2.	Ratification of appointment of KPMG LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

C	Non-Voting Items
Change of Address — Please print your new address below.

Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

+

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy/Instruction Card — Celanese Corporation

Proxy Solicited on Behalf of the Board of Directors of the Company
for the 2008 Annual Meeting of Shareholders on April 24, 2008
The undersigned hereby constitutes and appoints Steven M. Sterin, Curtis S. Shaw and Robert L. Villaseñor, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of CELANESE CORPORATION to be held at 8:00 a.m. (CDT) at The Crescent Club, 200 Crescent Court - 17th Floor, Dallas, Texas 75201 and at any adjournments thereof, on all matters coming before said meeting.
You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
(Continued and to be signed on the reverse side.)
If you are a participant in the Celanese Americas Retirement Savings Plan (the “Plan”) this card also constitutes voting instructions to the trustee for any shares held on your behalf under the Plan. The trustee will vote your shares as instructed. Your voting instructions must be received by April 20, 2008 to allow sufficient time for the trustee to vote your shares. If no voting instructions are provided, the trustee will vote the shares in the same proportion as shares to which voting instructions have been received, unless contrary to ERISA.